Form 10KSB, Exhibit 13
period 1996-12-31
ALGIERS BANCORP INC
filed 1997-04-11
CIK 1011296

STOCK INFORMATION

         The Company's stock is not listed on any security exchange. Therefore, Algiers Bancorp, Inc. does not have exchange data that provides high and low stock prices. The most recent sale of the Company's stock was $11.50 per share.

         There was a cash dividend declared for the fourth quarter of 1996 in the amount of $0.05 per share to stockholders of record on January 7, 1997 payable on January 14, 1997.

         At  December  31,  1996  Algiers  Bancorp,   Inc.  had  648,025  shares
outstanding.

REGISTRAR AND TRANSFER COMPANY

         Shareholders requesting a change of address, records or information about lost certificates should contact:

         Registrar and Transfer Company             Telephone (908) 272-8511
         10 Commerce Drive                                    (800) 346-6084-NYC
         Cranford, New Jersey 07016-3572            FAX  (908) 272-1006




LEGAL COUNSEL                             INDEPENDENT AUDITORS
 Elias, Matz, Tiernan and Herrick, L.L.P.  LaPorte, Sehrt, Romig & Hand
 Suite 1200                                A Professional Accounting Corporation
 734 15th Street, N.W.                     800 Two Lakeway Center
  Washington, D.C. 20005                   3850 N. Causeway Blvd.
                                           Metairie, LA  70002

Buchler and Buchler
P.O. Box 127
Metairie, LA 70004

INFORMATION
         Shareholders and other individuals seeking information about the Company, should contact Dennis J. McCluer, Vice President at (504) 367-8221.

DUPLICATE MAILINGS
         The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should send a written request to Registrar and Transfer Company at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

TO OUR FELLOW SHAREHOLDERS:

         In 1926 Algiers Homestead Association was organized as a state chartered mutual building and loan company. Its purpose was to receive public deposits in the form of savings accounts and invest those funds in single family residential mortgages. Management's conservative philosophy of operating the association with this intended purpose and retaining earnings in the form of reserves supported Algiers through the Great Depression as well as other difficult economic times.

         With all of the changes that impacted the banking and thrift industries during the 1980's, Algiers continued to prosper and as a result is one of the few surviving savings and loans in the New Orleans market. Recognizing the continuing dynamics of the financial services industry, the Board of Directors chose to convert Algiers from a state chartered mutual association to a state chartered stock association. A holding company, Algiers Bancorp, Inc., was formed to become the parent of the wholly owned subsidiary Algiers Homestead Association.

         Pursuant to the Plan of Conversion adopted by the Board of Directors on January 16, 1996, the Company commenced a Subscription Offering with nontransferable subscription rights being granted to depositors of the association, together with a concurrent Community Offering of the common stock. The conversion was completed on July 8, 1996 with 648,025 shares of common stock being sold at $10 per share and began trading through selected brokers. This resulted in additional capital, net of expenses, totaling $6,114,379. Given the conversion proceeds, existing surplus and retained earnings for 1996, Algiers Bancorp, Inc. shows total capital of $9,800,000 at December 31, 1996.

         1995 was historic in nature to all thrifts that are insured by the Savings Association Insurance Fund ("SAIF"). In order to bring the SAIF up to its legally mandated level of reserves, each association was charged a one-time assessment which in the case of Algiers amounted to $241,000 before taxes. Had the association not been required to make this payment, income before federal income tax expense would have been $463,000 and federal income taxes would have been approximately $137,000, leaving a net income of $326,000. Net loan balances outstanding decreased $470,000 or 4.85% during this 12 month period. Total assets for the Company increased 13.63% from $42,450,000 to $ 48,239,000. The Company's return on average assets was .34% compared to .41% in 1995.

         Algiers non-performing assets to total loans receivable and total assets stood at .53% and .20% respectively, at December 31, 1996.

         1997 will offer additional challenging opportunities for the banking industry given the continuing legislation being considered in Washington.

         We look forward to continuing our expansion of the loan program and have dedicated additional resources to this effort. Also, we are selectively implementing new financial products to maintain our competitive effectiveness.

         Overall given Algiers' strong ties to the local community, the new corporate structure and the overall outlook for the financial industry, Algiers should continue to do well.

         In making our first annual report to shareholders we take this opportunity to express our deepest appreciation for your continued interest and support.

Sincerely,


/s/Hugh E. Humphrey, Jr.
------------------------
Hugh E. Humphrey, Jr.
Chairman and President

                                    Algiers Bancorp, Inc.
                                    Financial Highlights
                        (Dollars in Thousands, except per share data)

                                                                    At December 31,
                                                       ------------------------------------
                                                          1996          1995          1994
                                                          ----          ----          ----
SELECTED FINANCIAL DATA:

Total Assets .......................................   $ 48,239      $ 42,450      $ 42,149
Cash and cash equivalents ..........................      1,722         1,452         1,452
Investment securities ..............................      3,292         1,922         2,739
Mortgage-backed securities .........................     32,887        28,149        27,357
Loans receivable, net ..............................      9,220         9,690        10,241
Deposits ...........................................     36,635        38,203        37,825
Federal Home Loan Bank Advances ....................      1,500          --             600
Stockholders Equity/Retained Earnings ..............      9,799         4,040         3,538
Book Value Per Share ...............................      15.12          --            --
Market Price Per Share .............................      11.50          --            --
Full Service Offices ...............................          2             2             2


                                                               Year Ended December 31,
                                                       ------------------------------------
                                                           1996          1995          1994
                                                           ----          ----          ----
SELECTED OPERATING DATA:
Total Interest Income ..............................   $  3,059      $  2,670         2,574
Total Interest Expense .............................      1,835         1,740         1,507
Net Interest Income ................................      1,223           930         1,067
Provision for (Recovery of) Loan Losses ............         (4)          (23)          (15)
Net Interest Income after Provision
      for (Recovery of)Loan Losses .................      1,227           953         1,083
Total Noninterest Income ...........................        195           235           152
Total Noninterest Expense ..........................      1,200           956           924
Income Before Income Taxes .........................        222           232           311
Income Taxes .......................................         66            62            62
Net Income .........................................        156           170           249

SELECTED OPERATING RATIOS:
Return on average assets ...........................       0.34%         0.41%         0.56%
Return on average equity ...........................       2.86%         4.44%         6.66%
Average equity to average assets ...................      11.93%         9.20%         8.46%
Dividend Payout Ratio** ............................      19.23%         --            --
Equity to Total Assets at End of Period ............      20.31%         9.52%         8.39%
Risk Based Capital Ratio ...........................      54.45%        35.06%

**Reflects one quarterly dividend since stock conversion on July 8, 1996

                    [LETTERHEAD LaPorte Sehrt Romig & Hand]
The Board of Directors

Algiers Bancorp, Inc. & Subsidiaries

                          Independent Auditor's Report

         We have audited the accompanying consolidated statements of financial condition of Algiers Bancorp, Inc. and its wholly-owned subsidiary, Algiers
Homestead Association and its majority-owned subsidiary Jefferson Community Lending, LLC as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Algiers Bancorp, Inc. and its wholly-owned subsidiary, Algiers Homestead Association and its majority-owned subsidiary Jefferson Community Lending, LLC as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



                                           /s/LaPorte Sehrt Romig & Hand
                                           -----------------------------
                                           LaPorte Sehrt Romig & Hand
                                           A Professional Accounting Corporation

February 28, 1997
Metairie, Louisiana

                           ALGIERS BANCORP, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                          ASSETS

                                                                      December 31,
                                                               ---------------------------
                                                                   1996            1995
                                                               -----------     -----------
Cash and Cash Equivalents (Note A) .......................     $ 1,721,810     $ 1,452,111
Investments Available-for-Sale - at Fair Value (Note D) ..       2,467,344         697,396
Investment Securities Held-to-Maturity -
    Fair Value of $823,529 and $1,203,580 at
    December 31, 1996 and 1995, Respectively  (Note C) ...         825,000       1,225,000
Loans Receivable - Net (Note F) ..........................       9,219,933       9,690,308
Mortgage-Backed Securities - Available-for-Sale -
    at Fair Value (Note G) ...............................       9,077,210       7,688,409
Mortgage-Backed Securities - Held-to-Maturity - Fair Value
    of $23,229,360 and $19,883,326 at December 31, 1996
    and 1995, Respectively (Note G) ......................      23,810,104      20,460,589
Stock in Federal Home Loan Bank ..........................         455,500         429,800
Accrued Interest Receivable (Note H) .....................         265,449         229,105
Real Estate Owned - Net (Note I) .........................          44,713          92,316
Office Properties and Equipment, at Cost - Furniture,
    Fixtures and Equipment, Less Accumulated
    Depreciation of $187,210 and $165,267 at
    December 31, 1996 and 1995, Respectively (Note J) ....         231,263         227,216
Deferred Charges .........................................          18,059           5,110
Deferred Tax Asset (Note K) ..............................          22,855          59,337
Income Tax Receivable ....................................          74,640         191,780
Other Assets .............................................           5,458           1,439
                                                               -----------     -----------

           Total Assets ..................................     $48,239,338     $42,449,916
                                                               ===========     ===========




The accompanying notes are an integral part of these financial statements.

                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                      December 31,
                                                            -------------------------------
                                                                 1996              1995
                                                            ------------      -------------
LIABILITIES
    Deposits (Note L) .................................     $ 36,635,028      $ 38,203,050
    Advance from Federal Home Loan Bank (Note M) ......        1,500,000              --
    Advance Payments from Borrowers for
       Insurance and Taxes ............................          237,010           152,227
    Accrued Interest Payable on Depositors' Accounts ..              908             2,656
    Dividends Payable .................................           32,401              --
    Other Liabilities .................................           35,209            52,293
                                                            ------------      ------------
           Total Liabilities ..........................       38,440,556        38,410,226
                                                            ------------      ------------

STOCKHOLDERS' EQUITY
    Preferred Stock - Par Value $.01
       0 Shares Issued and Outstanding in 1996 and 1995             --                --
    Common Stock - Par Value $.01
       648,025 Shares Issued and Outstanding in 1996 ..            6,480              --
    Additional Paid-in Capital ........................        6,107,899              --
    Unearned ESOP Shares ..............................         (492,499)             --
    Retained Earnings .................................        4,200,584         4,077,036
    Unrealized Loss on Securities Available-for-Sale,
       Net of Applicable Deferred Income Tax ..........          (23,682)          (37,346)
                                                            ------------      ------------

           Total Stockholders' Equity .................        9,798,782         4,039,690
                                                            ------------      ------------

           Total Liabilities and Stockholders' Equity .     $ 48,239,338      $ 42,449,916
                                                            ============      ============



The accompanying notes are an integral part of these financial statements.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         For The Years Ended
                                                           December 31,
                                                     --------------------------
                                                        1996            1995
                                                     ----------    -----------
INTEREST INCOME
    Loans ......................................     $  775,762     $  806,397
    Mortgage-Backed Securities .................      2,008,319      1,702,312
    Investment Securities ......................        248,637        134,183
    Other Interest-Earning Assets ..............         25,934         26,771
                                                     ----------     ----------
          Total Interest Income ................      3,058,652      2,669,663
                                                     ----------     ----------

INTEREST EXPENSE
    Deposits ...................................      1,817,072      1,734,511
    FHLB Advances ..............................         18,189          5,632
                                                     ----------     ----------

          Total Interest Expense ...............      1,835,261      1,740,143
                                                     ----------     ----------

NET INTEREST INCOME BEFORE
    CREDIT FOR LOAN LOSSES .....................      1,223,391        929,520

CREDIT FOR LOAN LOSSES (Note F) ................          3,667         23,951
                                                     ----------     ----------

NET INTEREST INCOME AFTER
    CREDIT FOR LOAN LOSSES .....................      1,227,058        953,471
                                                     ----------     ----------

NON-INTEREST INCOME
    Service Charges and Fees ...................         68,061         70,534
    Lawsuit Proceeds ...........................           --           95,838
    Recapture of Allowance on GIC Bonds (Note E)         66,537         61,566
    Gain on Sale of Investments ................         29,280           --
    Miscellaneous Income .......................         31,277          7,134
                                                     ----------     ----------

          Total Non-Interest Income ............        195,155        235,072
                                                     ----------     ----------



The accompanying notes are an integral part of these financial statements.

                          ALGIERS BANCORP, INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)


                                                         For The Years Ended
                                                             December 31,
                                                      -------------------------
                                                          1996           1995
                                                      ----------     ----------

NON-INTEREST EXPENSES
    Compensation and Benefits ...................     $  456,180     $  435,457
    Occupancy and Equipment .....................        118,343        112,979
    Computer ....................................         49,392         72,097
    SAIF Assessment .............................        241,146           --
    Deposit Insurance Premium ...................         90,347         86,019
    Professional Services .......................         32,846         34,789
    FHLB Service Charges ........................         39,386         30,673
    Provision (Credit)  for Possible Real Estate
       Write-Downs (Note I) .....................          3,626        (13,064)
    Loss on Sale of Real Estate Owned ...........          5,053           --
    Real Estate Owned Expense - Net .............          2,910         31,775
    Other .......................................        161,209        165,759
                                                      ----------     ----------

                                                       1,200,438        956,484
INCOME BEFORE FEDERAL
    INCOME TAX EXPENSE ..........................        221,775        232,059

FEDERAL INCOME TAX EXPENSE (Note K) .............         65,826         62,548
                                                      ----------     ----------

NET INCOME ......................................     $  155,949     $  169,511
                                                      ==========     ==========

EARNINGS PER SHARE ..............................     $     0.26     $     --
                                                      ==========     ==========



The accompanying notes are an integral part of these financial statements.

                                                ALGIERS BANCORP, INC. & SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           For The Years Ended December 31, 1996 and 1995



                                                            Additional      Unearned                     Sale - Net         Total
                                                Common       Paid-in          ESOP        Retained      of Applicable      Retained
                                                 Stock       Capital         Shares        Earnings     Deferred Taxes     Earnings
                                                 -----       -------         ------        --------     --------------     --------
BALANCE - December 31, 1994 .................   $   --     $      --      $      --      $ 3,907,525    $  (339,469)    $ 3,568,056

Net Income ..................................       --            --             --          169,511           --           169,511

Changes in Unrealized (Loss) on
     Securities Available-for-Sale, Net of
     Applicable Deferred Income Taxes
     of $190,178 ............................       --            --             --             --          302,123         302,123
                                                --------   -----------    ----------     -----------    -----------     -----------
BALANCE - December 31, 1995 .................       --            --             --        4,077,036        (37,346)      4,039,690

Net Income ..................................       --            --             --          155,949           --           155,949

Dividends Declared ..........................       --            --             --          (32,401)          --           (32,401)

Common Stock Issuance - 648,025 shares at
     $.01 per share issued at $10 per share .      6,480     6,473,770           --             --             --         6,480,250

Costs of Conversion from a Mutual Association
     to a Stock Association .................       --        (369,759)          --             --             --          (369,759)

Shares allocated to the ESOP Plan ...........       --            --         (518,420)          --             --          (518,420)

Shares released for allocation ..............       --           3,888         25,921           --             --            29,809

Changes in Unrealized Gain on
     Securities Available-for-Sale, Net of
     Applicable Deferred Income Taxes
     of $12,200 .............................       --            --             --             --           13,664          13,664
                                                --------   -----------    ----------     -----------    -----------     -----------

BALANCE - December 31, 1996 .................   $  6,480   $ 6,107,899    $  (492,499)   $ 4,200,584    $   (23,682)    $ 9,798,782
                                                ========   ===========    ===========    ===========    ===========     ===========



                             The accompanying notes are an integral part of these financial statements.

                                ALGIERS BANCORP, INC. & SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          For The Years Ended
                                                                              December 31,
                                                                      ----------------------------
                                                                          1996             1995
                                                                      -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income ..................................................     $   155,949      $   169,511
    Adjustments to Reconcile Net Income to Net
       Cash Provided by Operating Activities:
          Depreciation and Amortization .........................          21,943           20,127
          Premium Amortization Net of Discount Accretion ........         127,706          135,264
          Loss on Sale of Real Estate ...........................           5,053             --
          Gain on Sale of Investments ...........................         (29,280)            --
          ESOP expense ..........................................          29,809             --
          (Decrease)  in Accrued Interest Payable ...............          (1,748)          (9,143)
          Increase (Decrease) in Other Liabilities ..............         (17,086)           5,346
          (Increase) in Accrued Interest Receivable .............         (36,344)          (6,057)
          (Decrease) in Income Tax Payable ......................            --            (10,500)
          Credit for Loan Losses ................................          (3,667)         (23,951)
          Provision (Credit) for Losses on Real Estate Owned ....           3,626          (13,064)
          (Increase) Decrease in Other Assets ...................          (4,020)           4,261
          (Increase) Decrease in Deferred Loan Fees .............         (12,949)           3,583
          Decrease (Increase) in Prepaid Income Taxes ...........         117,140         (191,780)
          Decrease in Deferred Income Taxes .....................          29,447          184,849
                                                                      -----------      -----------
             Net Cash Provided by Operating Activities ..........         385,579          268,446
                                                                      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Maturities of Investment Securities - Held-to-Maturity ......         400,000           99,000
    Purchases of Investment Securities - Available-for-Sale .....      (3,022,211)        (197,336)
    Maturities of Investment Securities - Available-for-Sale ....       1,247,396          914,040
    Purchases of Mortgage-Backed Securities - Held-to-Maturity ..      (5,785,902)      (1,184,316)
    Maturities of Mortgage-Backed Securities - Held-to-Maturity .       2,373,284        1,901,024
    Purchases of Mortgage-Backed Securities - Available-for-Sale       (3,424,131)      (2,986,118)
    Maturities of Mortgage-Backed Securities - Available-for-Sale       1,357,840        1,751,589
    Proceeds From Sale of Investment ............................         667,736             --
    Principal Collected on Loans ................................       2,631,328        1,846,352
    Loans Made to Customers .....................................      (2,157,285)      (1,274,887)
    Non-Cash Dividend - FHLB ....................................         (25,700)         (26,500)
    Purchase of Furniture and Fixtures ..........................         (25,990)         (32,443)
    Proceeds from Sales of Foreclosed Real Estate ...............          38,923           58,041
                                                                      -----------      -----------

             Net Cash Provided by (Used in) Investing Activities       (5,724,712)         868,446
                                                                      -----------      -----------

            The accompanying notes are an integral part of these financial statements.

                                ALGIERS BANCORP, INC. & SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        For The Years Ended
                                                                             December 31,
                                                                     ----------------------------
                                                                         1996              1995
                                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net Increase (Decrease) in Deposits ........................      (1,568,022)         377,599
    Net Increase in Advances from Borrowers
       for Taxes and Insurance .................................          84,783           36,643
    Proceeds from Federal Home Loan Bank Advance ...............       3,000,000             --
    Repayment of Federal Home Loan Bank Advance ................      (1,500,000)        (600,000)
    Sale of Common Stock .......................................           6,480             --
    Contribution of Additonal Paid-in Capital ..................       6,104,011             --
    Loan to ESOP to purchase stock .............................        (518,420)            --
                                                                     -----------      -----------
             Net Cash Provided by (Used in) Financing Activities       5,608,832         (185,758)
                                                                     -----------      -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS ......................         269,699          951,134

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR ..................       1,452,111          500,977
                                                                     -----------      -----------

CASH AND CASH EQUIVALENTS - END OF YEAR ........................     $ 1,721,810      $ 1,452,111
                                                                     ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
       Cash Paid During the Year for:
          Interest .............................................     $ 1,818,820      $ 1,743,654
          Income Taxes .........................................     $    30,000      $    62,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH
    TRANSACTIONS
       Transfers from Loans to Real Estate
          Acquired Through Foreclosure .........................     $      --        $     6,000
       Donation of Real Estate Owned ...........................     $      --        $    30,000
       Dividends Declared ......................................     $    32,401      $      --


The accompanying notes are an integral part of these financial statements.

                                ALGIERS BANCORP, INC. & SUBSIDIARIES
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS
                  Algiers Bancorp, Inc. was organized as a Louisiana corporation on February 5, 1996 for the purpose of engaging in any lawful act or activity for which a corporation may be formed under the Louisiana Business Corporation Law, as amended. Other than steps related to the reorganization described below, the Company was essentially inactive until July 8, 1996, when it acquired Algiers Homestead Association in a business reorganization of entities under common control in a manner similar to a pooling of interest. Algiers Homestead Association is engaged in the savings and loan industry. The acquired association became a wholly owned subsidiary of the Corporation through the exchange of 1,000 shares of common stock which was all the outstanding stock of the acquired Association. On December 23, 1996, Algiers Bancorp, Inc. entered into a limited liability company partnership when it acquired a majority interest in Jefferson Community Lending, LLC. Jefferson Community Lending is engaged in the business of consumer lending. The accompanying financial statements for 1996 are based on the assumption that the companies were combined for the full year, and the financial statements of prior years have been restated to give effect to the combination.

 .        PRINCIPLES OF CONSOLIDATION
                  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Algiers Homestead Association and its majority-owned subsidiary, Jefferson Community Lending, LLC. In consolidation, significant inter-company accounts, transactions, and profits have been eliminated.

         BASIS OF FINANCIAL STATEMENT PRESENTATION
                  The financial statements have been prepared in conformity with generally accepted accounting principles.

                  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on foreclosed real estate, management obtains independent appraisals for all properties.

                  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         INVESTMENT SECURITIES
                  Investment securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using the straight-line method which is a departure from generally accepted accounting principles, but the difference between this method and the interest method required by generally accepted accounting principles is not material. Marketable securities classified as available-for-sale are carried at fair value in 1996 and 1995. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in retained earnings effective December 31, 1995 in accordance with the adoption of FAS 115. Cost of securities sold is recognized using the specific identification method.

         MORTGAGE-BACKED SECURITIES
                  Mortgage-backed securities represent participating interests in pools of first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity. Management intends and has the ability to hold such securities, which management has classified as "held-to-maturity", to maturity. Should any be sold, cost of securities sold is determined using the specific identification method. Other mortgage-backed securities are classified as available-for-sale and are carried at fair value.

         LOANS
                  Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned interest and discounts.

                  Loan origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis, if material. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

                  Loans are placed on non-accrual when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income, and thereafter, interest is recognized only to the extent of payments received.

                  A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings.

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         LOANS (Continued)

                  The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

         OFFICE PROPERTY AND EQUIPMENT
                  Land is carried at cost; office property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of those properties and equipment acquired prior to 1981.

                  Property and equipment acquired after 1980, but before 1987, are depreciated under the Accelerated Cost Recovery System. Properties and equipment acquired after 1986 are depreciated under the Modified Accelerated Cost Recovery System. The depreciation under these methods does not differ materially from that calculated in accordance with generally accepted accounting principles.

                  When these assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed from the accounts, and any resulting gain or loss is reflected in income for the period.

         FORECLOSED REAL ESTATE
                  Foreclosed real estate includes formally foreclosed property. At the time of foreclosure, foreclosed real estate is recorded at the lower of the Association's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs are charged to the allowance for losses on foreclosed real estate. Costs incurred in maintaining foreclosed real estate are included in income (loss) on foreclosed real estate.

         INCOME TAXES
                  Effective January 1, 1994, the Company adopted FAS 109, "Accounting for Income Taxes." Under FAS 109, the liability method is used in accounting for income taxes.

                  Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

                  Algiers Homestead Association is exempt from Louisiana income tax.

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         USE OF ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         CASH EQUIVALENTS
                  Cash equivalents consist of certificates of deposit purchased with a maturity of three months or less, and daily demand investment deposit accounts.

                  Cash and cash equivalents at December 31,1996 and 1995 included the following:

                                                      1996                1995
                                                  ----------          ----------
Cash ...................................          $  286,589          $  212,362
Interest-Bearing Deposits
    in Other Institutions ..............           1,435,221           1,239,749
                                                  ----------          ----------

                                                  $1,721,810          $1,452,111
                                                  ==========          ==========

         RECLASSIFICATIONS
                  Certain reclassifications of previously reported amounts have been made to conform with 1996 presentation. Such reclassifications had no effect on net income.

         NON-DIRECT RESPONSE ADVERTISING
                  The  Association   expenses  advertising  costs  as  incurred.
         Advertising   expense   for  1996  and  1995  were  $625  and   $1,266,
         respectively.

NOTE B
         POOLING OF INTEREST
                  Details  of  the  unaudited   results  of  operations  of  the
         previously separate entities for the periods prior to the combination (January 1, 1996 - July 7, 1996) follows:

                                                                       Algiers
                                                 Algiers              Homestead
                                               Bancorp, Inc.         Association
                                               -------------         -----------
Operating Income ....................             $  --               $1,519,408
                                                  ==========          ==========
Net Income ..........................             $  --               $  173,484
                                                  ==========          ==========

NOTE B
         POOLING OF INTEREST (Continued)

                  As discussed in Note A, Algiers Bancorp, Inc. had essentially no activity prior to July 8, 1996, the acquisition date. The proforma data reflects certain estimated values and assumptions. Proforma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the pooling occurred at the beginning of the fiscal years, or of the results which may occur in the future.


NOTE C
         INVESTMENT SECURITIES HELD-TO-MATURITY
                  Investment securities held-to-maturity at December 31, 1996 consist of the following:

                                               Gross        Gross
                              Amortized     Unrealized   Unrealized       Fair
                                Cost           Gains        Losses        Value
                                ----           -----        ------        -----
Federal Farm
  Credit Banks .........      $200,000      $   --        $    500      $199,500
SLMA ...................       200,000          --             512       199,488
Federal Home Loan
  Bank Notes ...........       425,000          --             459       424,541
                              --------      --------      --------      --------
                              $825,000      $   --        $  1,471      $823,529
                              ========      ========      ========      ========


                  Investment securities held-to-maturity at December 31, 1995 consist of the following:

                                           Gross          Gross
                         Amortized      Unrealized     Unrealized        Fair
                             Cost          Gains          Losses         Value
                             ----          -----          ------         -----
Louisiana Public
  Facility Authority     $  300,000     $     --       $      240     $  299,760
Federal Home Loan
  Bank Notes .......        925,000           --           21,180        903,820
                         ----------     ----------     ----------     ----------
                         $1,225,000     $     --       $   21,420     $1,203,580
                         ==========     ==========     ==========     ==========


                  The amortized cost and estimated value of investment securities held-to-maturity at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE C
         INVESTMENT SECURITIES HELD-TO-MATURITY (Continued)

                                                       Amortized          Fair
                                                         Cost             Value
                                                         ----             -----
Due in One Year or Less ......................         $825,000         $823,529
Due After One Year Thru Five Years ...........             --               --
Due After Five Years Thru Ten Years ..........             --               --
Due After Ten Tears
                                                       --------         --------
                                                       $825,000         $823,529
                                                       ========         ========

                  Algiers Homestead Association has invested in FHLB stock which is reflected at cost and approximates market.

NOTE D
         INVESTMENT SECURITIES AVAILABLE-FOR-SALE
                  Investment securities available-for-sale at December 31, 1996 consist of the following:

                                                 Gross           Gross
                             Amortized         Unrealized      Unrealized       Fair
                                Cost             Gains           Losses         Value
                                ----             -----           ------         -----
FNMA Medium Term
   Callable Note ......     $   324,086      $       914     $      --       $   325,000
FHLMC Callable Note ...         650,000            6,094            --           656,094
FHLB Callable Notes ...       1,498,125              625          12,500       1,486,250
Louisiana Agricultural
   Finance Authority ..          19,237             --              --            19,237
Southeast Texas Housing
   Finance Authority ..          43,163             --              --            43,163
                            -----------      -----------     -----------     -----------
                              2,534,611            7,633          12,500       2,529,744

Allowance for  Loss ...         (62,400)            --              --           (62,400)
                            -----------      -----------     -----------     -----------

                            $ 2,472,211      $     7,633     $    12,500     $ 2,467,344
                            ===========      ===========     ===========     ===========

NOTE D
         INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

                  Investment securities available-for-sale at December 31, 1995 consist of the following:

                                              Gross        Gross
                              Amortized    Unrealized   Unrealized       Fair
                                 Cost         Gains        Losses        Value
                                 ----         -----        ------        -----
U.S. Treasury Securities      $ 697,396      $ --       $    --       $ 697,396
Louisiana Agricultural
   Finance Authority ....        45,499        --            --          45,499
Southeast Texas Housing
   Finance Authority ....        83,438        --            --          83,438
                              ---------      -----      -------       ---------
                                826,333        --            --         826,333

Allowance for  Loss .....      (128,937)       --            --        (128,937)
                              ---------      -----      -------       ---------

                              $ 697,396      $ --       $    --       $ 697,396
                              =========      =====      =======       =========

                  The following is a summary of contractual maturities of investment securities available-for-sale as of December 31, 1996:

                                                                          Fair
                                                       Cost              Value
                                                    ----------        ----------
Due in One Year or Less ....................        $     --          $     --
Due After One Year Thru Five Years .........              --                --
Due After Five Years Thru Ten Years ........           974,086           981,094
Due After Ten Years ........................         1,498,125         1,486,250
                                                    ----------        ----------

                                                    $2,472,211        $2,467,344
                                                    ==========        ==========

NOTE E
         GUARANTEED INSURANCE CONTRACT (GIC) BONDS
                  During 1987 and 1989, the Association invested in Louisiana Agricultural Finance Authority Bonds and Southeast Texas Housing Finance Authority Bonds which were backed by insurance contracts guaranteed by Executive Life Insurance Company. A conservator was subsequently appointed for Executive Life Insurance Company thus impacting the ultimate collectibility of the entire bond proceeds. Prior to 1996, the conservator was unable to determine the ultimate amount of principal which would be recovered; therefore, the Association set up reserves which amounted to $339,375 at December 31, 1993 based on its best estimate of what would be recovered. As of December 31, 1996, the conservator has estimated that the ultimate collectibility of the bonds will approximate 88% of their original carrying value. As such, the

NOTE E
         GUARANTEED INSURANCE CONTRACT (GIC) BONDS (Continued)

         Association has applied all proceeds received during 1995 and 1996 against the carrying value of the bonds. The Association has reserved 100% against the remaining principal value of the bonds given the questionability of the proceeds to be collected.

                  The activity in the carrying value and the reserve account is summarized as follows for the year ended December 31, 1996 and 1995:

                                                                    Carrying          Reserve
                                                                      Value           Balance
                                                                  -----------      -----------
                  Balance at December 31,1994 ...............     $   604,659      $  (339,375)
                  Principal Repayment .......................        (306,084)            --
                  Write-Off of Discount .....................         (20,766)            --
                  Write-Off of Principal ....................        (148,872)         148,872
                  Recapture of Provision
                     for Investment Losses ..................            --             61,566
                                                                  -----------      -----------

                  Balance at December 31, 1995 ..............         128,937         (128,937)
                  Principal Repayment .......................         (66,537)            --
                  Recapture of Provision
                     for Investment Losses ..................            --             66,537
                                                                  -----------      -----------

                  Balance at December 31, 1996 ..............     $    62,400      $   (62,400)
                                                                  ===========      ===========

NOTE F
         LOANS RECEIVABLE
                  Loans receivable consist of the following:

                                                                      1996             1995
                                                                  -----------      -----------
                  Principal Balances -
                     First Mortgage Loans
                         1-4 Family .........................     $ 8,134,400      $ 7,978,587
                         Commercial .........................         667,926          857,847
                     Construction Loans - 1-4 Family ........          89,260          490,550
                     Partially-Guaranteed by VA
                         or Insured by FHA Loans - 1-4 Family          51,052           71,598
                                                                  -----------      -----------

                                                                    8,942,638        9,398,582
                                                                  -----------      -----------
                  Principal Balances -
                     Second Mortgage Loans - 1-4 Family .....         175,016          111,257
                     Share Loans ............................         693,585          985,686
                                                                  -----------      -----------

                                                                      868,601        1,096,943
                                                                  -----------      -----------

NOTE F
         LOANS RECEIVABLE (Continued)
                  Loans receivable consist of the following:

                                                                                 1996              1995
                                                                            -----------      -----------
         Less:
            Allowance for Losses ......................................         530,184          533,851
            Unearned Interest on Mortgage Loans .......................           6,913            6,102
            Undisbursed Portion of Construction Loans .................           7,044          223,627
            Net Deferred Loan Origination Fees ........................          47,125           41,637
                                                                            -----------      -----------

                                                                                591,266          805,217
                                                                            -----------      -----------
                                                                            $ 9,219,933      $ 9,690,308
                                                                            ===========      ===========

                  Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 1996 and 1995:

                                                                                 1996              1995
                                                                            -----------      -----------
         Balance at Beginning of Year .................................     $   533,851      $   557,802
         Charge-Offs ..................................................            --               --
         Recoveries ...................................................            --               --
         Credit for Loan Losses .......................................          (3,667)         (23,951)
                                                                            -----------      -----------

         Balance at End of Year .......................................     $   530,184      $   533,851
                                                                            ===========      ===========

                  The Financial Accounting Standards Board issued FAS 114, "Accounting by Creditors for Impairment of a Loan, as amended by FAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which is effective for fiscal years beginning after December 15, 1994. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met.

                  The Association adopted FAS 114 on January 1, 1995. Adoption of this standard had no impact on the Association's net income, retained earnings or total assets.

                  At December 31, 1996 and December 31, 1995, the Association had loans totaling approximately $8,000 and $76,000, respectively, for which impairment had been recognized. The allowance for loan losses related to these loans totaled $8,000 and $13,600 at December 31, 1996 and December 31, 1995, respectively. During the year ended December 31, 1995, the amount of interest income that would have been recorded on loans in nonaccrual status at December 31, 1995, had such loans performed in accordance with their terms, was approximately $4,800. The actual interest income recorded on these loans during the year ended December 31, 1995 was approximately $5,600. Such interest foregone for the year ended December 31, 1996 was approximately $1,300.

NOTE F
         LOANS RECEIVABLE (Continued)

                  The Association does not service any loans for others.

                  In the normal course of business, the Association originates installment loans to members of the Board of Directors and officers. Loans to such borrowers are summarized as follows:

Balance at Beginning of Year ............................              $ 59,806
Net Decrease ............................................               (42,580)
                                                                       --------
Balance at End of Year ..................................              $ 17,226
                                                                       ========

                  An approximate schedule of loan maturities or repricing opportunities is as follows:

                                     Variable           Fixed
    Maturities                         Rate              Rate            Total
    ----------                         ----              ----            -----
Three Months or Less ........       $1,438,963       $     --         $1,438,963
Three Months - One Year .....        6,372,835              669        6,373,504
One Year - Five Years .......             --            539,184          539,184
Over Five Years .............             --          1,459,588        1,459,588
                                    ----------       ----------       ----------
                                    $7,811,798       $1,999,441       $9,811,239
                                    ==========       ==========       ==========

NOTE G
         MORTGAGE-BACKED SECURITIES
                  Fixed   and   variable   rate    mortgage-backed    securities
         available-for-sale at December 31, 1996 are summarized as follows:

                                             December 31, 1996
                         -------------------------------------------------------
                                            Gross         Gross
                          Amortized      Unrealized    Unrealized         Fair
                             Cost           Gains         Losses          Value
                         ----------     ----------     ----------     ----------
GNMA Certificates ..     $  884,955     $   19,151     $    2,766     $  901,340

FNMA Certificates ..      5,397,253         63,957         46,560      5,414,650
FHLMC Certificates .      2,770,106         19,374         28,260      2,761,220
                         ----------     ----------     ----------     ----------
                         $9,052,314     $  102,482     $   77,586     $9,077,210
                         ==========     ==========     ==========     ==========

NOTE G
         MORTGAGE-BACKED SECURITIES (Continued)

                  Fixed   and   variable   rate    mortgage-backed    securities
         held-to-maturity at December 31, 1996 are summarized as follows:

                                           December 31, 1996
                     -----------------------------------------------------------
                                         Gross           Gross
                      Amortized       Unrealized       Unrealized        Fair
                         Cost            Gains           Losses          Value
                     -----------     -----------     -----------     -----------
GNMA Certificates    $ 3,199,363     $    25,378     $     5,191     $ 3,219,550
FNMA Certificates     16,684,132          15,409         510,511      16,189,030
FHLMC Certificates     3,926,609           1,001         106,830       3,820,780
                     -----------     -----------     -----------     -----------

                     $23,810,104     $    41,788     $   622,532     $23,229,360
                     ===========     ===========     ===========     ===========

                  Fixed   and   variable   rate    mortgage-backed    securities
         available-for-sale at December 31, 1995 are summarized as follows:

                                            December 31, 1995
                        --------------------------------------------------------
                                          Gross          Gross
                         Amortized     Unrealized      Unrealized        Fair
                           Cost           Gains          Losses          Value
                        ----------     ----------     -----------    -----------
GNMA Certificates ..    $1,141,586     $   19,477     $    3,549     $1,157,514
FNMA Certificates ..     3,288,381         38,902         34,170      3,293,113
FHLMC Certificates .     3,254,411         13,551         30,180      3,237,782
                       ----------     -----------     -----------     ----------

                        $7,684,378     $   71,930     $   67,899     $7,688,409
                        ==========     ==========     ==========     ==========

                  Fixed   and   variable   rate    mortgage-backed    securities
         held-to-maturity at December 31, 1995 are summarized as follows:

                                            December 31, 1995
                        --------------------------------------------------------
                                          Gross          Gross
                         Amortized     Unrealized      Unrealized        Fair
                           Cost           Gains          Losses          Value
                        ----------     ----------     -----------    -----------
GNMA Certificates      $ 3,719,273     $    25,545     $    76,122   $ 3,668,696
FNMA Certificates       13,970,612          24,115         513,491    13,481,236
FHLMC Certificates       2,770,704           1,447          38,757     2,733,394
                       -----------     -----------     -----------   -----------
                       $20,460,589     $    51,107     $   628,370   $19,883,326
                       ===========     ===========     ===========   ===========

NOTE G
         MORTGAGE-BACKED SECURITIES (Continued)

                  The   amortized   cost  and  fair  value  of   mortgage-backed
         securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                    Amortized             Fair
                                                       Cost               Value
                                                   -----------       -----------
Mortgage-Backed Securities Maturing:
   Due in One Year or Less .................       $    43,431       $    43,239
   Due After One Year Thru Five Years ......           631,997           564,592
   Due After Five Years Thru Ten Years .....         2,571,830         2,500,249
   Due After Ten Years .....................        29,615,160        29,198,490
                                                   -----------       -----------
                                                   $32,862,418       $32,306,570
                                                   ===========       ===========

NOTE H
         INTEREST RECEIVABLE
                  Interest   receivable   at  December  31,  1996  and  1995  is
summarized as follows:

                                                        1996               1995
                                                     --------           --------
Mortgage Loans ...........................           $ 14,436           $   --
Share Loans ..............................              2,597             20,473
Investment Securities ....................             24,313             27,957
Mortgage-Backed Securities ...............            224,103            180,675
                                                     --------           --------
                                                     $265,449           $229,105
                                                     ========           ========

NOTE I
         REAL ESTATE OWNED
                  A summary of real estate owned at December 31, 1996 and 1995 is as follows:

                                                          1996            1995
                                                       --------         --------
Real Estate Acquired in Settlement ...........         $ 90,455         $140,121
Less:  Allowances for Losses .................           45,742           47,805
                                                       --------         --------
                                                       $ 44,713         $ 92,316
                                                       ========         ========

NOTE I
         REAL ESTATE OWNED (Continued)

                  Activity in the allowance for losses for other real estate owned for years ended December 31, 1996 and 1995 is as follows:

                                                        1996              1995
                                                     --------          --------
Balance at Beginning of Year ...............         $ 47,805          $ 98,450
Provision (Credit) for REO Losses ..........            3,626           (13,064)
Charge-Offs ................................           (5,689)
Recoveries .................................             --                --
                                                     --------          --------
Balance at End of Year .....................         $ 45,742          $ 47,805
                                                     ========          ========

NOTE J
         OFFICE PROPERTY AND EQUIPMENT
                  Office property and equipment consist of the following at December 31, 1996 and 1995:

                                                          1996             1995
                                                       --------         --------
Land .........................................         $ 30,000         $ 30,000
Building .....................................          162,182          146,871
Furniture, Fixtures and Equipment ............          185,886          176,162
Leasehold Improvements .......................           40,405           39,450
                                                       --------         --------
                                                        418,473          392,483
Less:  Accumulated Depreciation
    and Amortization .........................          187,210          165,267
                                                       --------         --------
                                                       $231,263         $227,216
                                                       ========         ========

                  Depreciation expense for the years ended December 31, 1996 and 1995 was $21,943 and $20,127, respectively.

NOTE K
         FEDERAL INCOME TAXES
                  As discussed in Note A, the Company adopted FAS 109 effective January 1, 1995. Prior year financial statements were restated with no cumulative adjustment at adoption required.

                  The provision for income taxes for 1996 and 1995 consists of the following:

                                                         1996              1995
                                                       -------           -------
Current Federal Tax Expense ................           $47,430           $  --
Deferred Federal Tax Expense ...............            18,396            62,548
                                                       -------           -------
                                                       $65,826           $62,548
                                                       =======           =======

NOTE K
         FEDERAL INCOME TAXES (Continued)

                  The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

                                                          1996            1995
                                                       --------        --------
Expected Tax Provision at 34% Rate .............       $ 75,404        $ 78,900
Difference in Federal Bad Debt Deduction
    For Book and Tax Purposes ..................         26,356         (23,634)
Increase (Decrease) in Deferred Tax Asset
    Valuation Allowance ........................        (35,934)          7,282
                                                       --------        --------
                                                       $ 65,826        $ 62,548
                                                       ========        ========

                  Deferred  tax  liabilities  have been  provided for taxable or deductible temporary differences related to unrealized gains on available-for-sale securities, deferred loan costs, depreciation and non-cash Federal Home Loan Bank dividends. Deferred tax assets have been provided for taxable or deductible temporary differences related to the reserves for uncollected interest and late charges, deferred loan fees, allowance for loan losses, the allowance for losses on foreclosed real estate and the allowance for losses on real estate held-for-investment. The net deferred tax assets or liabilities in the accompanying statements of financial condition include the following components:

                                                             1996          1995
                                                          --------      --------
Deferred Tax Assets
   Uncollected Interest ............................      $  1,341      $  1,355
   Market Value Adjustment to Available-for-
       Sale Securities .............................        12,200        19,238
   Allowance for Loan Losses .......................       178,922       180,154
   Allowance for REO Losses ........................        15,552        16,253
   Allowance for Unrealized Loss on Investments ....        21,216        43,839
   Net Operating Loss Carryforward .................          --          34,000
   Charitable Contribution Carryforward ............         7,895          --
   Amortization of Start Up Costs ..................         2,383          --
   Deferred Loan Fees ..............................        16,023        14,157
                                                          --------      --------
       Total Deferred Tax Assets ...................       255,532       308,996
                                                          --------      --------
Deferred Tax Liabilities
   Fixed Assets and Depreciation ...................         9,871         5,922
   FHLB Stock ......................................        22,066         3,328
   481A Adjustment .................................         6,266          --
                                                          --------      --------

       Total Deferred Tax Liabilities ..............        38,203        19,250
                                                          --------      --------

NOTE K
         FEDERAL INCOME TAXES (Continued)

                                                          1996            1995
                                                        --------        --------
Deferred Tax Assets - Net of Deferred
   Tax Liabilities .............................         217,329         289,746

Deferred Tax Valuation Reserve .................         194,474         230,409
                                                        --------        --------
       Total Net Deferred Tax Assets ...........        $ 22,855        $ 59,337
                                                        ========        ========

                  Included in retained earnings at December 31, 1996 and 1995 is approximately $1,307,000 and $1,309,000, respectively, in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $444,000 and $445,000 for December 31, 1996 and 1995.

NOTE L
         DEPOSITS
                  Deposits consist of the following at December 31, 1996 and 1995:

                                    Weighted
                                    Average
                                    Rate at                 1996                         1995
                                    12/31/96       Amount        Percent        Amount         Percent
                                    --------       ------        -------        ------         -------
NOW Accounts .....................    2.16%     $ 1,712,759        4.67      $ 1,698,788         4.45%
Passbook .........................    2.65%       5,773,599       15.76        6,430,893        16.83
Money Fund .......................    2.58%       1,216,463        3.32        1,530,637         4.01
Certificates of Deposit:
   2% to 2.99% ...................    2.75%          93,762         .26          168,617          .44
   3% to 3.99% ...................      --               --          --           11,712          .03
   4% to 4.99% ...................    4.88%       6,957,524       18.99       10,057,671        26.43
   5% to 5.99% ...................    5.27%      13,346,462       36.44       10,504,613        27.39
   6% to 6.99% ...................    6.41%       5,544,141       15.13        5,704,880        14.93
   7% to 7.99% ...................    7.05%       1,990,318        5.43        2,091,199         5.47
   8% to 8.99% ...................      --               --          --            4,040          .02
                                                -----------      ------      -----------       ------
                                                $36,635,028      100.00%     $38,203,050       100.00%
                                                ===========      ======      ===========       ======

NOTE L
         DEPOSITS (Continued)

Due on Demand ......................           $ 8,702,821           $ 9,660,318
Due Within -
   6 Months ........................            10,891,562            11,355,638
   7 to 12 Months ..................             6,311,313             5,648,892
   13 to 24 Months .................             6,127,096             6,564,324
   25 to 36 Months .................             1,806,885             3,348,813
Due After 36 Months ................             2,795,351             1,625,065
                                               -----------           -----------
                                               $36,635,028           $38,203,050
                                               ===========           ===========

                  The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $2,005,000 and $1,855,133 at December 31, 1996 and 1995, respectively.

                  Interest expense consisted of the following:

                                                      1996                1995
                                                  ----------          ----------
NOW Accounts ...........................          $   39,907          $   34,294
Passbook ...............................             174,558             181,578
Money Fund .............................              33,468              46,761
Certificates of Deposits ...............           1,569,139           1,471,878
                                                  ----------          ----------
   Total ...............................          $1,817,072          $1,734,511
                                                  ==========          ==========

NOTE M
         ADVANCES FROM FEDERAL HOME LOAN BANK
                  Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by a blanket floating lien on first mortgage loans and $106,000 of mortgage-backed securities which have been pledged to the short-term FHLB advance. Total interest expense recognized in 1996 and 1995, respectively, was $18,189 and $-0-.

                  Advances at December 31, 1996 consisted of the following maturities:

     Maturity Date                           Advance Total      Contract Rate
     -------------                           -------------      -------------
January 7, 1997 ..................           $  500,000              5.61%
December 22, 2003 ................            1,000,000              5.87%
                                             ----------
                                             $1,500,000
                                             ==========

                  Subsequent to December 31, 1996, Algiers Homestead Association was advanced $1,700,000 from the Federal Home Loan Bank on a short-term basis.

NOTE N
         FEDERAL DEPOSIT INSURANCE ASSOCIATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND EN-FORCEMENT ACT OF 1989 (FIRREA)
                  FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

                  FIRREA was signed into law on August 9, 1989. Regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestments grade corporate debt and certain other investments. FIRREA also increases the required ration of housing-related assets in order to qualify as a savings institution.

                  The  regulations  require   institutions  to  have  a  minimum
         regulatory tangible capital equal to 1.5% of adjusted total assets, a minimum 4% core/leverage capital ratio, a minimum 4% tier 1 risk-based ratio, and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The ability to include qualifying supervisory goodwill for purposes of the core/leverage requirements was phased out by January 1, 1995, and the ability to include investments in impermissible activities in core/leverage capital and tangible capital was phased out by July 1, 1994.

                  The  following  table  sets  out  the  Association's   various
         regulatory capital categories at December 31, 1996 and 1995.

                                              1996                        1995
                                     -----------------------   --------------------------
                                      Dollars     Percentage     Dollars       Percentage
                                      -------     ----------     -------       ----------
                                    (thousands)                (thousands)

Tangible Capital ...............      $6,777         14.83%      $4,077          9.60%
Tangible Equity ................      $6,777         14.83%      $4,077          9.60%
Core/Leverage Capital ..........      $6,777         14.83%      $4,077          9.60%
Tier 1 Risk-Based Capital ......      $6,777         52.29%      $4,077         33.92%
Total Risk-Based Capital .......      $6,950         54.24%      $4,214         35.06%

NOTE O
         REGULATORY CAPITAL
                  The following is a reconciliation of generally accepted accounting principles (GAAP) net income and capital to regulatory capital for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association.

                                             Net Income            Capital
                                             Year Ended             as of
                                         December 31, 1996    December 31, 1996
                                         -----------------    -----------------
Per GAAP ............................        $134,102              $  6,751
                                             ========              ========

Total Assets ........................                              $ 45,713
                                                                   ========

Capital Ratio .......................                                 14.77%
                                                             Core/           Tier 1        Total
                             Tangible        Tangible       Leverage       Risk-Based    Risk-Based
                              Capital         Equity         Equity          Capital       Capital
                              -------         ------         ------          -------       -------
Per GAAP ..............       $ 6,751        $ 6,751        $ 6,751        $ 6,751        $ 6,751
Assets required
    to be added
      Unrealized Loss
        on Securities
        Available-
        for-Sale ......            26             26             26             26             26
      General valuation
        allowance .....          --             --             --             --              173
                              -------        -------        -------        -------        -------
Regulatory capital
    measure ...........       $ 6,777        $ 6,777        $ 6,777        $ 6,777        $ 6,950
                              =======        =======        =======        =======        =======
Adjusted total
    assets ............       $45,713        $45,713        $45,713
                              =======        =======        =======
Risk-weighted
    assets ............                                                    $12,813        $12,813
                                                                           =======        =======

Capital Ratio .........         14.83%         14.83%         14.83%         52.89%         54.24%

Required Ratio ........          1.50%          2.00%          3.00%          4.00%          8.00%
                                 ====           ====           ====           ====           ====

Required Capital ......       $   686                       $ 1,371                       $ 1,025
                              =======                       =======                       =======

Excess Capital ........       $ 6,091                       $ 5,406                       $ 5,925
                              =======                       =======                       =======

NOTE P
         RELATED PARTY TRANSACTIONS
                  Until March 31, 1996, the Association leased its premises from one of its officers. The lease commenced on September 19, 1967 for a term of thirty years at $33,000 per year.

                  On March 20, 1996, the Association entered into a new lease agreement with one of its officers for its main office which is for a period of ten years beginning April 1, 1996. The annual rental payment for the first five years is $45,000. The annual rental payment for the next five years will be adjusted by changes in the Consumer Price Index but in no case will be less than $45,000 per year.

NOTE Q
         PENSION PLAN
                  The Association offered for 1995 a contributory plan for its employees. Employees electing to participate in the plan are required to make a minimum contribution, and may elect to contribute a maximum of 15% of their salaries (including the employer's contribution).

                  The  Association   contributed  $13,146  for  the  year  ended
         December 31, 1995. This Plan was terminated in 1996.

NOTE R
         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)
                  During 1996, Algiers Bancorp, Inc. sponsored an employee stock ownership plan that covers all employees of Algiers Homestead Association who have completed one year of service and have attained the age of 21. The Association may contribute to the Plan such amount as shall be determined by the Association. All dividends received by the ESOP are either used to pay debt service or credited to the participant accounts at the discretion of the administrator. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.. The shares pledged as collateral are reported as unearned ESOP shares in the statements of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $29,809 for 1996.
         The ESOP shares as of December 31, 1996 were as follows:

Allocated Shares ...............................................            --
Shares Released for Allocation .................................           2,592
Unreleased Shares ..............................................          49,250
                                                                        --------
Total ESOP Shares ..............................................          51,842
                                                                        ========
Fair Value of Unreleased Shares at December 31, 1996 ...........        $566,375
                                                                        ========

NOTE R
         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) (Continued)

                  In conjunction with the establishment of the ESOP, Plan, Algiers Bancorp, Inc. loaned the ESOP the money to purchase the shares of stock for the ESOP plan. The corresponding note is to be paid back in 40 equal quarterly payments of $19,202 on the last business day of each quarter beginning September 30, 1996 at the rate of 8.25%. The note payable and corresponding note receivable have been eliminated for consolidation purposes.

NOTE S
         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
                  In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and stand-by letters of credit which are not reflected on the Company's financial statements. Management does not anticipate any material loss as a result of these transactions. Commitments to extend credit totaled approximately $108,000 on one to four family mortgage loans, and stand-by letters of credit totaled $90,000 at December 31, 1996.

                  The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and stand-by letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Company's balance sheet.

                  The Association's exposure to credit loss in the event of nonperformance by the other party to these financial instruments for commitments to extend credit and stand-by letters of credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies making commitments as it does for on-balance sheet instruments.

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                  Stand-by letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. Stand-by letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially non-existent, as the letters of credit are secured by pledged certificates of deposit of the Association.

NOTE T
         DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
                  On January 1, 1995, the Association adopted FAS 107, "Disclosures about Fair Value of Financial Instruments," which requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate the value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rates. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of FAS 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Association.

                  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

                  The  carrying  amount  of  cash  and  short-term   investments
         approximate the fair value. For investment securities fair value is based on quoted market prices.

                  For mortgage loan receivables, the fair values are based on discounted cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk.

                  The fair value of deposits is equal to the amount payable at the financial statement date.

                  For certificates of deposit, fair value is estimated based on current rates for deposits of similar remaining maturities.

                  The fair value of loan commitments is estimated using fees that would be charged to enter similar agreements, taking into account
         (1) the remaining terms of the agreement, (2) the creditworthiness of the borrowers, and (3) for fixed rate commitments, the difference between current interest rates and committed rates.

                 Estimated fair values of the financial instruments are as follows:

                                                         December 31, 1996
                                                  ------------------------------
                                                    Carrying             Fair
                                                     Amount              Value
                                                  -----------        -----------
Financial Assets
  Cash and Short-Term Investment .........        $ 1,721,810        $ 1,721,810
  Investment Securities ..................         36,179,658         35,597,443
  Loans (Net of Loan Allowance) ..........          9,219,933          9,257,000

Financial Liabilities
  Deposits ...............................        $36,635,028        $36,784,000

NOTE U
         CONVERSION FROM A MUTUAL TO A STOCK ASSOCIATION
                  On July 8, 1996, Algiers Homestead Association converted from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association known as "Algiers Homestead Association" (the Association). The Association issued and sold 1000 shares of stock at $.01 per share to Algiers Bancorp to become the wholly owned subsidiary of Algiers Bancorp. The Association received net proceeds from the sale of this stock of
         $3,055,245. The costs associated with the stock conversion was approximately $370,000. The amount of retained earnings appropriated as a "liquidation account" is approximately $4,117,000 which is the amount of retained earnings at March 31, 1996. This is the retained earnings as of the latest date shown in the prospectus as per the plan of conversion.

NOTE V
         CONCENTRATION OF CREDIT RISK
                  All of the Association's loans and commitments have been granted to customers in the greater New Orleans area.

                  The  Association  also  had  deposits  in  another   financial
         institution which exceed the federally insured limits by $376,121.

NOTE W
         DIVIDEND DECLARED
                  On December 17, 1996, the board of directors of Algiers Bancorp declared a $.05 per share dividend to stockholders of record at January 7, 1997 to be payable on January 14, 1997. The total dividend payable recorded is $32,401.

NOTE X
         STOCKHOLDERS' EQUITY
                  Common Stock - Par value $.01; 10,000,000 shares authorized, 648,025 shares issued and outstanding in 1996.

                  Preferred Stock - Par value $.01; 5,000,000 shares authorized, 0 shares issued and outstanding in 1996.

NOTE Y
         EARNINGS PER COMMON SHARE
                  Earnings per share are computed using the weighted average number of shares outstanding which was 598,775 in 1996. Common stock dividends of $.05 per share were paid on January 14, 1997 to stockholders of record as of January 7, 1997.

NOTE Z
         SAIF ASSESSMENT
                  The deposits of the Association are currently insured by the SAIF, which is a federal deposit insurance fund that covers SAIF member institutions. On September 30, 1996, legislation was passed which required all SAIF member institutions to pay a one time special assessment to recapitalize the SAIF. The one-time special assessment for the Association amounted to $241,146. Net of related tax benefits the one-time special assessment amounted to $81,990 or $.14 per share. The payment of such special assessment had the effect of immediately reducing the Association's capital by such amount. Nevertheless, the assessment did not have a material adverse effect on the Company.


NOTE AA
         CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

                              ALGIERS BANCORP, INC.
                          CONDENSED FINANCIAL CONDITION
                                December 31, 1996

                     ASSETS
Cash and Cash Equivalents ...................................         $1,024,726
Investments Available-for-Sale - at Fair Value ..............            476,406
Mortgage-Backed Securities - Available-for-Sale -
    at Fair Value ...........................................          1,047,869
Investment in Subsidiaries ..................................          3,037,740
Due from Subsidiaries .......................................              6,923
Accrued Interest Receivable .................................             33,402
Deferred Tax Asset ..........................................              1,021
                                                                      ----------
           Total Assets .....................................         $5,628,087
                                                                      ==========

NOTE AA
         CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)


                              ALGIERS BANCORP, INC.
                          CONDENSED FINANCIAL CONDITION
                                December 31, 1996

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Due to Subsidiary ...........................................       $    19,504
Dividends Payable ...........................................            32,401
Income Tax Payable ..........................................            20,779
                                                                    -----------
           Total Liabilities ................................            72,684
                                                                    -----------
Preferred Stock - Par Value $.01
    0 Shares Issued and Outstanding in 1996 .................              --
Common Stock - Par Value $.01
    648,025 Shares Issued and Outstanding in 1996 ...........             6,480
Additional Paid-in Capital ..................................         6,107,899
Retained Earnings ...........................................           (43,199)
Less:  Note Receivable ESOP .................................          (518,420)
Unrealized Loss on Securities Available-for-Sale,
    Net of Applicable Deferred Income Tax ...................             2,643
                                                                    -----------
           Total Stockholders' Equity .......................         5,555,403
                                                                    ------------
           Total Liabilities and Stockholders' Equity .......       $ 5,628,087
                                                                    ===========

NOTE AA
         CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

                              ALGIERS BANCORP, INC.
                            STATEMENTS OF OPERATIONS
                   For The Six Months Ended December 31, 1996

INTEREST INCOME
    Mortgage-Backed Securities ................................        $  3,981
    Investment Securities .....................................          31,173
    Loans .....................................................          20,633
                                                                       --------
           Total Interest Income ..............................          55,787
                                                                       --------
NON-INTEREST INCOME
    Loss in Subsidiary-Algiers Homestead Association ..........         (39,383)
    Loss in Subsidiary-Jefferson Community Lending ............          (7,011)
    Miscellaneous Income ......................................           3,081
                                                                        -------
           Total Non-Interest Income ..........................         (43,313)
                                                                       --------
NON-INTEREST EXPENSES
    General and Administrative ................................           4,876
                                                                       --------

                                                                          4,876
INCOME BEFORE FEDERAL
    INCOME TAX EXPENSE ........................................           7,598

FEDERAL INCOME TAX EXPENSE ....................................          18,396
                                                                       --------

NET LOSS ......................................................        $(10,798)
                                                                       ========

NOTE AA
         CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

                                              ALGIERS BANCORP, INC.
                                        STATEMENTS OF STOCKHOLDERS' EQUITY
                                    For The Six Months Ended December 31, 1996


                                                                    Unrealized
                                                                    Gain (Loss)
                                                                   on Securities
                                                                   Available-for-
                                        Additional                   Sale - Net        Total
                                          Common       Paid-in        Retained     of Applicable      Retained
                                          Stock        Capital        Earnings     Deferred Taxes     Earnings
                                          -----        -------        --------     --------------     --------

BALANCES AT ......................    $      --      $      --       $      --       $      --      $      --
    DECEMBER 31, 1995

Net Loss .........................           --             --           (10,798)           --          (10,798)

Dividends Declared ...............           --             --           (32,401)           --          (32,401)

Common Stock Issuance -
    648,025 shares at $.01 per
    share issued at $10 per share           6,480      6,473,770            --              --        6,480,250

Costs of Conversion from a
    Mutual Association ...........           --         (369,759)           --              --         (369,759)
    to a Stock Association

Shares allocated to the ESOP Plan            --            3,888            --              --            3,888

Changes in Unrealized Gain on
    Securities Available-for-Sale,
    Net of Applicable Deferred
    Income Taxes of $1,361 .......           --             --              --             2,643          2,643
                                      -----------    -----------     -----------     -----------    -----------
BALANCES AT
    DECEMBER 31, 1996 ............    $     6,480    $ 6,107,899     $   (43,199)    $     2,643    $ 6,073,823
                                      ===========    ===========     ===========     ===========    ===========


NOTE AA
         CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (Continued)

                              ALGIERS BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                   For The Six Months Ended December 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
    Net Loss ....................................................    $   (10,798)
    Adjustments to Reconcile Net Income to Net
      Cash (Used in) by Operating Activities:
         Increase in Accounts Payable ...........................         19,504
         (Increase) in Accrued Interest Receivable ..............        (33,402)
         (Increase) in Due from Subsidiaries ....................         (6,923)
         Increase in Income Tax Payable .........................         20,779
         (Increase) in Deferred Income Taxes ....................         (2,383)
                                                                     -----------

           Net Cash (Used in) Operating Activities ..............        (13,223)
                                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of Investment Securities - Available-for-Sale .....       (474,086)
    Purchases of Mortgage-Backed Securities - Available-for-Sale      (1,058,199)
    Maturities of Mortgage-Backed Securities - Available-for-Sale         12,015
    Investments in Subsidiaries .................................     (3,037,740)
                                                                     -----------

           Net Cash (Used in) Investing Activities ..............     (4,558,010)
                                                                     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of Common Stock ........................................          6,480
    Contribution of Additonal Paid-in Capital ...................      6,107,899
    Loan to Subsidiary for ESOP .................................       (518,420)
                                                                     -----------

           Net Cash Provided by Financing Activities ............      5,595,959
                                                                     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS .......................      1,024,726

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR ...................           --
                                                                     -----------

CASH AND CASH EQUIVALENTS - END OF YEAR .........................    $ 1,024,726
                                                                     ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash Paid During the Year for:
      Interest ..................................................    $      --
      Income Taxes ..............................................    $      --

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The profitability of Algiers Bancorp, Inc. (the "Company") and Algiers Homestead Association (the "Association") depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally mortgage-backed securities, loans and investment securities and interest expense on interest-bearing deposits. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Profitability also is dependent, to a lesser extent, on the level of its noninterest income, provision (credit) for loan losses, noninterest expense and income taxes. Noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expense, federal insurance premiums, and miscellaneous other expenses.

Asset and Liability Management

         Consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during periods of fluctuating market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets repricing or maturing within a specified period exceeds the amount of interest-rate sensitive liabilities repricing or maturing within such period, and is considered negative when the amount of interest-rate sensitive liabilities repricing or maturing within a specified period exceeds the amount of interest-rate sensitive assets repricing or maturing within such period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are impacted, to a large extent, by consumer demand and by discretionary pricing by the Association's management.

         The Association attempts to manage its interest rate risk by maintaining a high percentage of its assets in adjustable-rate mortgage-backed securities and in adjustable-rate mortgages ("ARMs"). From 1985 to 1995, the only residential mortgages originated by the Association were ARMs. During 1996, the Association started offering fixed rate mortgage loans. It was the opinion of management that a mix of fixed rate and adjustable-rate mortgage product would better insulate the Association from periods of rate fluctuation. At
December 31, 1996, the Association's fixed-rate mortgage-backed securities amounted to $3.8 million or 7.9% of total assets, its ARMs amounted to $7.0 million or 14.5% of total assets and its adjustable-rate mortgage-backed securities amounted to $28.0 million or 58.0% of total assets. The interest rate on the ARMs and a portion of the adjustable-rate mortgage-backed securities, however, adjusts no more frequently than once a year, with the amount of the change subject to annual limitations, whereas the interest rates on deposits can change more frequently and are not subject to annual limitations. A portion of the Association's adjustable-rate mortgage-backed securities have interest rates which adjust monthly or semi-annually with limitations on the amount of the increase.

         Management also monitors and evaluates the potential impact of interest rate changes upon the market value of the Association's portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. In August 1993 the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The OTS has recently indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have decreased the Association's NPV by less than 2% as a percentage of the estimated market value of it assets at December 31, 1996, the Association would not have been subject to any capital deduction as of December 31, 1996 if the regulation had been effective as of such date. The following table presents the Association's NPV as of December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Association.

    Change in                                                                                Change in
   Interest Rates                                                       NPV as % of         NPV as % of
   in Basis Points                 Net Portfolio Value                Portfolio Value     Portfolio Value
    (Rate Shock)          Amount       $ Change        % Change        of Assets          of Assets(1)
    ------------          ------       --------        --------        ---------          ------------
                                  (Dollars in Thousands)

         400            $  3,476       $ (1,632)          -32%              8.4%               (3.2)%
         300               3,903         (1,205)          -24%              9.3%               (2.3)%
         200               4,318           (791)          -15%             10.1%               (1.5)%
         100               4,719           (389)           -8%             10.8%                (.7)%
       Static              5,108              -             0%             11.6%                   -
        (100)              5,512            404             8%             12.3%                 .7%
        (200)              6,018            910            18%             13.2%                1.6%
        (300)              6,715          1,607            31%             14.4%                2.8%
        (400)              7,575          2,467            48%             15.8%                4.3%

         (1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

Changes in Financial Condition

         Assets. Total assets increased to $48.2 million at December 31, 1996 from $42.4 million at December 31, 1995. This increase is primarily due to the mutual to stock conversion completed on July 8, 1996.

  Mortgage-backed securities as a percentage of total assets increased to 68.2% at December 31, 1996 from 66.3% at December 31, 1995. All of the Company's mortgage-backed securities are either insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association (FNMA") or the Government National Mortgage Association ("GNMA").

Mortgage-backed securities increase the quality of the Association's assets by virtue of the guarantees that support them, require fewer personnel and overhead costs than individual residential mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Algiers. However, mortgage-backed securities typically yield less than individual residential montage loans.

         At December 31, 1996, net loans receivable totalled $9.2 million or 19.1% of total assets. Of the total loan portfolio, $8.1 million or 82.9% consisted of one-to-four family residential loans. Consumer loans accounted for $869,000 or 8.9% of the total loan portfolio, and 6.8% of the portfolio consisted of commercial real estate loans.

         Mortgage-backed securities and investment securities were 68.2% and 7.8% of total assets, respectively, at December 31, 1996 Of such amount, $868,000 or 1.8% of total assets mature within one year of December 31, 1996. See Notes C, D and G to the Consolidated Financial Statements. Cash and cash equivalents amounted to 3.6% of total assets at such date.

         Non-performing assets have decreased from .40% of total assets at December 31, 1995 to .20% of total assets at December 31, 1996. Non-accruing single-family residential loans represented 44.4% of the $97,000 of total non-performing assets at December 31, 1996. The balance of non-performing assets included a one-to-four family real estate owned property which accounted for 46.4%, and a commercial loan accounted for 8.2%. At December 31, 1996, the Association's allowance for loan losses equalled $530,000 or 5.4% of total loans outstanding. The Association's largest commercial real estate loan with a principal balance of $504,000 and a specific reserve of $190,000 as of December 31, 1996 is not current as of March 31, 1997. As of March 31, 1997 there are two payments due for principal, interest and escrow totalling $9,400. The Association's management is closely monitoring this loan and is discussing its status with the borrower. The borrower has pledged to the Association a deposit account with a balance of $15,000 to be used to make monthly payments if necessary. It is the opinion of management that the property securing this loan has a value adequate to cover the net amount of the loan.

         The Association's total deposits decreased during 1996 to $36.6 million at December 31, 1996 from $38.2 million at December 31, 1995. Certificates accounts decreased by $611,000 or 2.1% from December 31, 1995 to December 31, 1996, while transaction accounts decreased by $957,000 or 2.5% during the period.

         Total stockholders' equity was $9.8 million at December 31, 1996, an increase of $5.8 million from December 31, 1995. The increase was due to $6.1 million of net proceeds from the stock conversion and net income of $156,000 in 1996, less $492,000 allocated to the Employee Stock Ownership Plan and dividends of $32,000.

Results of Operations

         Net income. The Company's net income decreased by $14,000 or 8.2% in 1996 and by $80,00 or 31.9% in 1995. The decrease in 1996 is attributable primarily to the special SAIF assessment of $241,000, which reduced net income by $159,000.

         Net Interest Income. The primary source of earnings is net interest income, which is the difference between income generated from interest-earning assets and interest expense from interest-bearing liabilities. Net interest income increased by $294,000 or 31.6% in 1996, and decreased $137,000 or 12.8% in 1995. The increase in 1996 was due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities and to a lesser extent the increase in the interest rate spread. Interest rate spread is the yield on interest-earning assets minus the costs of interest-bearing liabilities.

         The Association's average interest rate spread increased to 2.22% for 1996 from 2.06% for 1995 after declining from 2.28% for 1994. In addition, its ratio of average interest-earning assets to average interest-bearing liabilities increased to 113.3% for 1996 from 106.4% for 1995 and 106.3% for 1994. The increase in the average interest rate spread was due to the average yield on interest-earning assets increasing by a higher amount than the average rate paid on interest-bearing liabilities.

         Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances.

                                                                            Year ended December 31,
                                                ------------------------------------------------------------------------------
                                                              1996                                        1995
                                                -----------------------------------       ------------------------------------
                                                                            Average                                   Average
                                                Average                      Yield/       Average                      Yield/
                                                Balance      Interest       Rate(1)       Balance       Interest       Rate(1)
                                                                             (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(2)                          $ 9,581       $  776         8.09%        $10,024        $  807         8.05%
   Mortgage-backed securities                    30,872        2,008         6.50          27,196         1,702         6.26
   Investment securities(3)                       1,772          157         8.86           2,127           134         6.30
   Other interest-earning assets                  2,025          118         5.82             414            27         6.52
                                                -------       ------       ------         -------        ------       ------
      Total interest-earning assets              44,250        3,059         6.91          39,761         2,670         6.72
                                                              ------       ------                        ------       ------

Noninterest-earning assets                        1,406                                     1,772
                                                -------                                   -------
      Total assets                              $45,656                                   $41,533
                                                =======                                   =======

Interest-bearing liabilities:
   Passbook, NOW and money
      market accounts                           $10,047          248         2.46         $ 9,944           263         2.64
   Certificates of deposit                       28,706        1,569         5.46          27,296         1,471         5.39
                                                -------       ------       ------         -------        ------       ------
      Total deposits                             38,753        1,817         4.68          37,240         1,734         4.66
   FHLB advances                                    307           18         5.86             123             6         4.88
                                                -------       ------       ------         -------        ------       ------
      Total interest-bearing liabilities         39,060        1,835         4.69          37,363         1,740         4.66
                                                              ------       ------                        ------       ------
Noninterest-bearing liabilities(4)                1,870                                       379
                                                -------                                   -------
      Total liabilities                          40,930                                    37,742
   Stockholders' equity                           4,726                                     4,726
                                                -------                                   -------
      Total liabilities and stockholders'
         equity                                 $45,656                                   $42,468
                                                =======                                   =======

Net interest-earning assets                     $ 5,190                                   $ 2,398
                                                =======                                   =======
Net interest income; average interest
   rate spread                                                $1,224         2.22%                       $  930         2.06%
                                                              ======       ------                        ======       ------

Net interest margin(5)                                                       2.76%                                      2.34%
                                                                           ======                                     ======
Average interest-earning assets to
   average interest-bearing liabilities                                    113.28%                                     106.4%
                                                                           ======                                     ======

                                                      Year ended December 31,
                                                -----------------------------------
                                                                1994
                                                -----------------------------------
                                                                            Average
                                                Average                      Yield/
                                                Balance       Interest      Rate(1)
                                                -------       --------     --------
Interest-earning assets:
   Loans receivable(2)                          $10,229       $  830         8.11%
   Mortgage-backed securities                    28,884        1,571         5.44
   Investment securities(3)                       3,108          155         4.99
   Other interest-earning assets                    392           18         4.59
                                                -------       ------       ------
      Total interest-earning assets              42,613        2,574         6.04
                                                              ------       ------
Noninterest-earning assets                        1,592
                                                -------
      Total assets                              $44,205
                                                =======

Interest-bearing liabilities:
   Passbook, NOW and money
      market accounts                           $12,605          348         2.76
   Certificates of deposit                       27,306        1,150         4.21
                                                -------       ------       ------
      Total deposits                             39,911        1,498         3.75
   FHLB advances                                    162            9         5.56
                                                -------       ------       ------
      Total interest-bearing liabilities         40,073        1,507         3.76
                                                              ------       ------
Noninterest-bearing liabilities(4)                  417
                                                -------
      Total liabilities                          40,490
   Stockholders' equity                           3,715
                                                -------
      Total liabilities and stockholders'
         equity                                 $44,205
                                                =======
Net interest-earning assets                     $ 2,540
                                                =======
Net interest income; average interest
   rate spread                                             $    1,067        2.28%
                                                           ==========      ------
Net interest margin(5)                                                       2.50%
                                                                           ======
Average interest-earning assets to
   average interest-bearing liabilities                                    106.34%
                                                                           ======
 -------------------------


(1) At December 31, 1996, the weighted average yields earned and rates paid were as follows: loans receivable, 8.06%; mortgage- backed securities, 6.59%;
investment securities, 5.70%; other interest-earning assets, 5.85%; total interest-earning assets 6.81%; deposits, 4.95%; and interest rate spread, 1.86%.

(2) Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discount, loans in process and allowance for loan losses.

                                       42

(3) Includes non-accruing investment securities during the respective periods.

(4) Includes noninterest-bearing deposits.

(5)  Net   interest   margin  is  net   interest   income   divided  by  average
interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Algiers' interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in rate (change in rate multiplied by prior year volume), (ii) changes in volume (change in volume multiplied by prior year rate), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                 1996 vs 1995                           1995 vs 1994
                                       -----------------------------------    ----------------------------------
                                                   Increase                                Increase
                                                  (Decrease)                              (Decrease)
                                                    Due to                                  Due to
                                       -----------------------------------    ----------------------------------
                                                                   Total                                Total
                                                                 Increase                              Increase
                                        Rate        Volume      (Decrease)      Rate       Volume     (Decrease)
                                        ----        ------      ----------      ----       ------     ----------
                                                (In Thousands)                         (In Thousands)
Interest income:
   Loans receivable ............       $   4        $ (35)       $ (31)       $  (6)       $ (17)       $ (23)
   Mortgage-backed securities ..          68          238          306          223          (92)         131
   Investment securities .......          50          (27)          23           28          (49)         (21)
   Other interest-earning assets          (3)          94           91            8            1            9
                                       -----        -----        -----        -----        -----        -----
      Total interest income ....         119          270          389          253         (157)          96
                                       -----        -----        -----        -----        -----        -----

Interest expense:
   Passbook, NOW and money
      market accounts ..........         (18)           3          (15)         (14)         (71)         (85)
   Certificates of deposits ....          20           78           98          322           (1)         321
                                       -----        -----        -----        -----        -----        -----
      Total deposits ...........           2           81           83          308          (72)         236
   FHLB advances ...............           2           10           12           (1)          (2)          (3)
                                       -----        -----        -----        -----        -----        -----
      Total interest expense ...           4           91           95          307          (74)         233
                                       -----        -----        -----        -----        -----        -----
Increase (decrease) in net
   interest income .............       $ 115        $ 179        $ 294        $ (54)       $ (83)       $(137)
                                       =====        =====        =====        =====        =====        =====


         Interest Income. Interest on loans decreased $31,000 or 3.8% in 1996 due to a decrease of $443,000 or 4.4% in the average balance of loans receivable, offset slightly by an increase in the average rate. The decreased average balance is primarily due to a decrease in the amount of single-family residential loans. A substantial portion of the loans have adjustable interest rates, and the change in the average yields reflects the general change in market interest rates.

         Interest on mortgage-backed securities increased by $306,000 or 18.0% in 1996 from 1995, due to a $3.7 million or 13.5% increase in the average balance and an increase in the average yield to 6.50% in 1996 from 6.26% in 1995. The average balance increased as the amount of mortgage-backed securities purchased in 1996 increased by $4.8 million from 1995. The higher purchases in 1996 were partially offset by higher repayments in 1996. The increased yield was due to the interest rate on a large portion of the adjustable-rate mortgage-backed securities adjusting upward in 1996.

         Interest on investment securities increased by $23,000 or 17.2% in 1996 from 1995, due to an increase in the average yield to 8.86% in 1996 from 6.30% in 1995, which was partially offset by a $355,000 or 16.7% decrease in the average balance. During the last half of 1996 the Company purchased $3.5 million of callable notes and bonds issued by various government agencies which had interest rates of 7.75% to 8.50%. These notes and bonds partially accounted for the increase in the average yield on investment securities.

         Other interest income, which consists of dividends on FHLB stock and interest on overnight deposits at the FHLB, increased by $91,000 or 337.0% in 1996 over 1995, due to a $1.6 million or 389.1% increase in the average balance. The average yield decreased to 5.82% in 1996 from 6.52% in 1995 due to a decrease in the rate paid by the FHLB of Dallas on overnight deposits. The increase in the average balance resulted from the Association purchasing additional FHLB stock and increasing overnight deposits in 1996.

         Total interest income increased by $389,000 or 14.6% in 1996 from 1995, due to a $4.5 million or 11.3% increase in the average balance of total interest-earning assets and an increase in the average yield to 6.91% in 1996 from 6.72% in 1995. The increase in the average balance of total interest-earning assets was primarily due to the sale of common stock in 1996. The average yield on each category of interest-earning assets (other than other interest-earning assets) increased in 1996 from 1995.

         Interest Expense. Interest on deposits increased by $83,000 or 4.8% in 1996 over 1995, due to a $1.5 million or 4.1% increase in the average balance and an increase in the average rate to 4.68% in 1996 from 4.66% in 1995. The increase in the average balance was mostly due to an increase in certificates of deposit. The average rate paid on certificates of deposit increased to 5.46% in 1996 from 5.39% in 1995, which increase was mostly offset by a decrease in the average rate paid by the Association on its transaction accounts to 2.46% in 1996 from 2.64% in 1995.

         Interest on FHLB advances increased by $12,000 or 200.0% in 1996 from 1995, primarily due to an increase in the average balance of FHLB advances of $184,000 or 149.6% in 1996.

         Total interest expense increased by $95,000 or 5.5% in 1996 over 1995, primarily due to the increase in the average balance of certificates of deposit.

         Provision (Credit) for Loan Losses. The Association recovered $4,000, $24,000 and $15,000 of its allowance for loan losses in 1996, 1995 and 1994, respectively. Approximately $7,000 of the credit in each of 1996, 1995 and 1994 was due to continued principal payments on the Association's largest outstanding commercial real estate loan, which amounted to $504,000 at December 31, 1996. A portion of this loan is classified substandard because the carrying value exceeds the appraised value of the property securing the loan, and the amount of the allowance allocated to this loan ($190,000 at December 31, 1996) is reduced as principal payments are made. The remaining $17,000 credit in 1995 was due to declines of $760,000 in one- to four-family residential loans and $193,000 in substandard loans. The allowance for loan losses amounted to $530,000 or 5.4% of the total loan portfolio at December 31, 1996.

         Noninterest Income. Service charges and fees, which primarily consist of charges for checking accounts, overdrafts and late payments, decreased by $2,000 or 3.5% in 1996 from 1995.

         The gross carrying value of the Association's Guaranteed Investment Contracts (the "GIC bonds") was reduced in 1996 by $67,000 of principal payments. See Note E of Notes to Consolidated Financial Statements.

         In 1996 the Association sold a mortgage-backed security which was part of the available for sale portfolio. This security was purchased in 1995 at a 10% discount. As interest rates declined in early 1996 the security was sold to take advantage of the gain that was created.

         Other noninterest income amounted to $31,000 and $7,000 in 1996 and 1995, respectively.

         Total noninterest income decreased by $40,000 or 17.0% in 1996 from 1995, primarily due to the recognition of $95,000 of lawsuit proceeds in 1995. This decrease was partially offset by a $29,000 gain on sale of investments in 1996. Algiers considers these items to be non-recurring in nature. After excluding these items, total noninterest income increased by $27,000 or 19.1% in 1996 from 1995.

         Noninterest Expense. Compensation and benefits increased by $21,000 or 4.8% in 1996 over 1995, primarily due to the adoption of the Company's Employee Stock Ownership Plan which resulted in $30,000 of compensation expense. This amount was partially offset by a reduction in overtime compensation that was paid in 1995 due to a computer conversion.

         Occupancy and equipment expenses increased by $5,000 or 4.7% in 1996 over 1995, primarily due to a $6,000 increase in the monthly rental of the Association's main office.

         Federal insurance premiums increased by $245,000 or 385.4% in 1996 from 1995, primarily due to a special SAIF assessment of $241,000. Federal legislation passed in 1996 required all SAIF member institutions to pay a special one-time assessment to recapitalize the SAIF, and the amount of the assessment for the Association amounted to $241,000, gross of related tax benefits. The payment of such assessment reduced the Company's net income and retained earnings in the period ending September 30, 1996. However, after the recapitilization of the SAIF, the premiums to be paid by SAIF-insured institutions were reduced to a level comparable to those currently being assessed BIF-insured institutions, which will result in the special assessment being recouped in approximately four years through the lower premiums. Management does not believe that the special one-time assessment had a material adverse effect on the Company's overall financial condition or liquidity.

         Computer expenses decreased by $23,000 or 31.5% in 1996 from 1995, primarily due to a switch to a new data processing service provider in 1995.

         Professional services decreased $2,000 or 5.6% in 1996 from 1995, due to a decrease in fees associated with a change in independent auditors.

         FHLB service charges increased $9,000 or 28.4% in 1996 from 1995, due to an increase in the number of mortgage-backed securities and investment securities which the Company owned in 1996.

         Beginning in 1996, the Company incurred additional expenses as a result of becoming a public company. Such expenses will include, among other things, increased professional fees and printing expenses associated with the Company's reporting obligations, and annual listing fees.

         The Association provided $4,000 of its allowance for real estate owned loss in 1996 and recovered $13,000 in 1995. The allowance for loss was reduced in 1996 by net charge-offs of real estate owned amounting to $6,000. See Note I of Notes to Consolidated Financial Statements. The recovery of the allowance for loss in 1995 was due to the gross carrying value of real estate owned decreasing to $140,000 at December 31, 1995 from $260,000 at December 31, 1994. The real estate owned at December 31, 1996 consisted of two one- to four-family residential properties and one vacant lot.

         The Association realized a $5,000 loss on the sale of real estate owned in 1996 due to the sale of one property.

         The Association's real estate owned expense, net decreased by $29,000 or 91.3% in 1996 from 1995, primarily due to a $32,000 decline in rental income in 1996.

         Other noninterest expense, which primarily consists of insurance and bond premiums, postage and supplies, and other operating expenses decreased by $5,000 or 2.8% in 1996 from 1995. The decrease was primarily due to a $17,00 decrease in other operating expenses. Amortization expense amounted to $22,000 and $22,000 for 1996 and 1995, respectively.

         Total noninterest expense increased by $244,000 or 25.5% in 1996 from 1995, primarily due to increases of $241,000 in SAIF insurance premiums, $21,000 in compensation and benefits, and $6,000 in occupancy and equipment expense, partially offset by decreases of $29,000 in net real estate owned expense and $23,000 in computer expenses. Total noninterest expense as a percent of average assets was 2.5% in 1996 compared to 2.3% in 1995.

         Federal Income Tax Expense. The Company's federal income tax expense increased by $3,000 or 5.2% in 1996 from 1995. The Association has filed an amended tax return for 1994 and expects to receive a $74,640 tax refund, which is shown as a receivable on the balance sheet as of December 31, 1996. The tax return for 1994 was amended because payments received on the GIC bonds in 1994 were originally included in interest income rather than being treated as a reduction of principal. The effective tax rate for 1996, 1995 and 1994 was 29.7%, 27.2% and 19.9%, respectively. The

Company had a deferred tax valuation reserve of $194,000, $230,000 and $223,000 at December 31, 1996, 1995 and 1994, respectively. The increase in this reserve in 1995 was due to the inclusion of $34,000 with respect to a net operating loss carryforward recognized as a deferred tax asset in 1995, which carryforward was primarily due to a bad debt deduction for tax purposes as a result of the GIC bonds being classified as uncollectible in 1995. The other components of the valuation reserve consist of allowances for loan losses and real estate owned losses, each of which decreased slightly in 1996. For additional information, see Note K of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

         Algiers is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year of less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, Algiers' liquidity was 6.07% or $402,000 in excess of the minimum OTS requirement.

         Cash was generated by Algiers' operating activities during 1996 and 1995 primarily as a result of net income in each period and the provision for depreciation and amortization. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for depreciation and amortization, accretion of the premiums on investments, recovery of loan losses, gains and losses on the sale of assets, and increases or decreases in various receivable and payable accounts. The primary investing activities of Algiers are the purchase of mortgage-backed securities and the origination of loans, which are primarily funded with the proceeds from repayments and prepayments on existing loans and mortgage-backed securities and the maturity of mortgage-backed securities. Investing activities used net cash in 1996 primarily because the amount of mortgage-backed securities and investments purchased exceeded the amount matured. In 1995, investing activities provided net cash as the amount of maturities of mortgage-backed securities and investments exceeded the amount of purchases. The primary financing activity consists of the issuance of capital stock of $6.1 million in 1996 and of deposits and FHLB advances.

Financing activities used net cash in 1995 due to the repayment of $600,000 of FHLB advances. Total cash and cash equivalents amounted to $1.7 million at December 31, 1996. See the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

         At December 31, 1996, Algiers had outstanding commitments to originate $108,000 of one-to four-family residential loans (including undisbursed construction loans) and to purchase $185,000 in mortgage-backed securities. At the same date, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $17.2 million. Algiers believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits to the extent desired. If Algiers requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

         Algiers is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of 1.5%, 3.0% and 8.0% respectively. At December 31, 1996, Algiers exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 14.83%, 14.83% and 54.24%, respectively. See Note O of Notes to Consolidated Financial Statements.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Algiers' assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Algiers' performance than do the effects of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Pronouncements

         In December 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires that certain postretirement benefits provided to former employees, their beneficiaries, and covered dependents be recognized over those employees' service period. Postretirement benefits include health care, life insurance and other welfare benefits. This statement became effective for the Association for fiscal years beginning after December 15, 1994. The Association does not provide any of the benefits covered by SFAS No. 106.

         In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Investments." SFAS No. 107 requires all entities to disclose, in financial statements or the notes thereto, the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS No. 107 is effective for financial statements of institutions with assets greater than $150 million issued for years ending after December 15, 1992 (December 15, 1995 for smaller institutions). Substantially all of the assets and liabilities of Algiers are financial instruments and, as a result, SFAS No. 107 requires the fair value of such assets and liabilities to be disclosed to the extent the institution meets the size criteria specified in the statement. Because such assets and liabilities are monetary in nature, their fair values may fluctuate significantly over time.

         In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." SFAS No. 112 requires accrual of the expected cost of providing post-employment benefits to an employee and employee's beneficiaries and covered dependents during the years that the employee renders the necessary services. Such benefits include salary continuation, supplemental unemployment benefits, severance benefits, job training and counseling, and continuation of health care benefits. SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. The Association does not provide any of the benefits covered by SFAS No. 112.

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective for years beginning after December 15, 1994, and earlier adoption was encouraged. The Statement establishes accounting measurement, recognition and reporting standards for impaired loans. SFAS No. 114 provides that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms (both principal and interest). SFAS No. 114 requires that when a loan is impaired, impairment should be measured based on the present value of the expected cash flows, discounted at the loan's effective interest rate. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price or the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Residential mortgages, consumer installment obligations and credit cards are excluded. Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and remain in the loan portfolio under SFAS No. 114. SFAS No. 114 was amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amended SFAS No. 114 primarily to remove its income recognition requirements and add some disclosure requirements. The adoption of SFAS No. 114, as amended by SFAS No. 118, did not materially affect the Association's financial condition or results of operations in 1996.

         In November 1993, the AICPA issued SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans, which is effective for years beginning after December 15, 1993. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after December 31, 1992 but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. Among other things, SOP 93-6 changed the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. The Company and the Association adopted an ESOP in connection with the Conversion, which purchased 8% of the Common Stock sold in the Conversion. Under SOP 93-6, the Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Company do not report the loan receivable from the ESOP as an asset and do not report the ESOP debt from the employer as a liability.

         In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," which is effective for years ending after December 15, 1994. SFAS No. 119 expands the disclosure requirements for derivative financial instruments, which are defined to include futures, forwards, swaps or options contracts or other instruments with similar characteristics. It excludes all such instruments whose financial effects are recorded on the balance sheet. SFAS No. 119 also makes certain modifications to SFAS No. 107. In 1996, 1995 and 1994, the Association had no financial instruments which would require additional disclosure under SFAS No. 119.

         In December 1994, the AICPA issued SOP 94-6 "Disclosure of Certain Significant Risks and Uncertainties," which addresses risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term or the near-term functioning of the reporting entity. The risks and uncertainties the SOP addresses result from the nature of the entity's operations, from the necessary use of estimates in the preparation of the entity's financial statements and from significant concentrations in certain aspects of the entity's operations. Near term is defined as a period of time not to exceed one year from the date of the financial statements. This SOP is effective for financial statements issued for fiscal years ending after December 15, 1995 and for financial statements for interim periods in fiscal years subsequent to the year for which this SOP is to be first applied. Management has implemented the SOP in the financial statement disclosures.

         In March  1995,  the FASB  issued  SFAS No.  121,  "Accounting  for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

This statement does not apply to financial instruments, long-term customer relationships of a financial institution (for example, core deposit intangibles), mortgage and other servicing rights, deferred policy acquisition costs, or deferred tax assets. This statement is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 for 1996 did not have any significant impact on the financial statements.

         In  October  1995,  the FASB  issued  SFAS  No.  123,  "Accounting  for
Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

                               BOARD OF DIRECTORS
                              ALGIERS BANCORP, INC.
                             New Orleans, Louisiana


Thu Dang
         Travel Agent
         Self-employed

John H. Gary
         Convention Promoter
         Self-employed

Hugh E. Humphrey, Jr.
         Algiers Homestead Association
         Chairman of the Board,
         President and
         Chief Executive Officer

Hugh E. Humphrey, III
         Algiers Homestead Association
         Secretary and Treasurer

Eugene J. LeBoeuf
         Retired

                          ALGIERS HOMESTEAD ASSOCIATION
                             New Orleans, Louisiana


EXECUTIVE OFFICERS                          CORPORATE OFFICE
Hugh E. Humphrey, Jr.                       # 1 Westbank Expressway
Chairman of the Board,                      Post Office Box 6308
President and                               New Orleans, LA 70174-6308
Chief Executive Officer                     504-367-8221  504-367-8223 (FAX)

Dennis J. McCluer
Vice President and                          BANKING OFFICES
Chief Operating Officer                     # 1 Westbank Expressway
                                            New Orleans, LA 70114
Hugh E. Humphrey, III                       504-367-8221  504-367-8223 (FAX)
Secretary and Treasurer
                                            2021 Carol Sue Avenue
                                            Terrytown, LA  70056
                                            504-362-4567  504-362-9145