Form 10KSB, Exhibit 13
period 1997-12-31
ALGIERS BANCORP INC
filed 1998-04-15
CIK 1011296

STOCK INFORMATION

         The Company's stock is not listed on any security exchange. Therefore, Algiers Bancorp, Inc. does not have exchange data that provides high and low stock prices. The most recent sale of the Company's stock was $15.25 per share.

         There was a cash dividend declared for the first quarter of 1998 in the amount of $0.05 per share to stockholders of record on March 31, 1998 payable on April, 15, 1998.

         At  December  31,  1997  Algiers  Bancorp,   Inc.  had  607,124  shares
outstanding.

REGISTRAR AND TRANSFER COMPANY

         Shareholders requesting a change of address, records or information about lost certificates should contact:

         Registrar and Transfer Company              Telephone (908) 497-2300
         10 Commerce Drive                                     (800) 368-5948
         Cranford, New Jersey 07016-3572             FAX       (908) 497-2310

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

INFORMATION
         Shareholders and other individuals seeking information about the Company, should contact Dennis J. McCluer, Vice President at (504) 367-8222.

DUPLICATE MAILINGS
         The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should send a written request to Registrar and Transfer Company at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

Algiers
Bancorp, Inc.

P.O. Box 6308
NEW ORLEANS, LA 70174-6308

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

Sincerely,


/s/Hugh E. Humphrey, Jr.
------------------------
Hugh E. Humphrey, Jr.
Chairman and President

                              Algiers Bancorp, Inc.
                              Financial Highlights
                  (Dollars in Thousands, except per share data)

                                                            At December 31,
                                                 -------------------------------
                                                   1997        1996        1995
                                                 -------     -------     -------
SELECTED FINANCIAL DATA:

Total Assets ...............................     $45,312     $48,239     $42,450
Cash and cash equivalents ..................       2,555       1,722       1,452
Investment securities ......................       4,087       3,292       1,922
Mortgage-backed securities .................      28,445      32,887      28,149
Loans receivable, net ......................       9,198       9,220       9,690
Deposits ...................................      35,534      36,635      38,203
Federal Home Loan Bank Advances ............        --         1,500        --
Stockholders Equity/Retained Earnings ......       9,536       9,799       4,040
Book Value Per Share .......................       15.71       15.12        --
Market Price Per Share .....................       14.88       11.50        --
Full Service Offices .......................           2           2           2


                                                   Year Ended December 31,
                                            ------------------------------------
                                              1997          1996         1995
                                            -------       -------       -------

SELECTED OPERATING DATA:
Total Interest Income .................     $ 3,140       $ 3,059       $ 2,670
Total Interest Expense ................       1,751         1,835         1,740
Net Interest Income ...................       1,389         1,223           930
Provision for (Recovery of) Loan Losses         (45)           (4)          (23)
Net Interest Income after Provision
      for (Recovery of)Loan Losses ....       1,434         1,227           953
Total Noninterest Income ..............         238           195           235
Total Noninterest Expense .............       1,413         1,199           956
Income Before Income Taxes ............         259           223           232
Income Taxes ..........................          48            66            62
Net Income ............................         211           157           170

SELECTED OPERATING RATIOS:
Return on average assets ..............        0.42%         0.34%         0.41%
Return on average equity ..............        1.65%         2.86%         4.44%
Average equity to average assets ......       25.60%        11.93%         9.20%
Dividend Payout Ratio** ...............       53.55%        20.38%         --
Equity to Total Assets at End of Period       21.05%        20.31%         9.52%
Risk Based Capital Ratio ..............       57.29%        54.45%        35.06%

**   For 1996 Reflects one quarterly dividend since stock conversion on July 8,
     1996

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         This Annual Report includes statements that may constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expect," "intend" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations include, but are not limited to, the following: changes in economic conditions (both generally and more specifically in the markets in which the Company operates); changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines and in government legislation and regulation (which change from time to time and over which the Company has no control); and other risks detailed in this Annual Report and in the Company's other public filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

         The profitability of Algiers Bancorp, Inc. (the "Company") and Algiers Homestead Association (the "Association") depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally mortgage-backed securities, loans and investment securities and interest expense on interest-bearing deposits. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Profitability also is dependent, to a lesser extent, on the level of its noninterest income, provision (credit) for loan losses, noninterest expense and income taxes. Profitability for the Company's 70% owned subsidiary Jefferson Community Lending, L.L.C. ("Jefferson") is dependent on fees received from the sale of mortgage loans in the secondary market. Noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expense, federal insurance premiums, and miscellaneous other expenses.

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

         The Association attempts to manage its interest rate risk by maintaining a high percentage of its assets in adjustable-rate mortgage-backed securities and in adjustable-rate mortgages ("ARMs"). From 1985 to 1995, the only residential mortgages originated by the Association were ARMs. During 1996, the Association started offering fixed rate mortgage loans. It was the opinion of management that a mix of fixed rate and adjustable-rate mortgage product would better insulate the Association from periods of rate fluctuation. At
December 31, 1997, the Association's fixed-rate mortgage-backed securities amounted to $1.5 million or 3.3% of total assets, its ARMs amounted to $7.6 million or 16.8% of total assets and its adjustable-rate mortgage-backed securities amounted to $26.9 million or 59.3% of total assets. The interest rate on the ARMs and a portion of the adjustable-rate mortgage-backed securities, however, adjusts no more frequently than once a year, with the amount of the change subject to annual limitations, whereas the interest rates on deposits can change more frequently and are not subject to annual limitations. A portion of the Association's adjustable-rate mortgage-backed securities have interest rates which adjust monthly or semi-annually with limitations on the amount of the increase.

         Management also monitors and evaluates the potential impact of interest rate changes upon the market value of the Company's portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. In August 1993 the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The OTS has recently indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have decreased the Company's NPV by less than 2% as a percentage of the estimated market value of it assets at December 31, 1997, the Company would not have been subject to any capital deduction as of December 31, 1997 if the regulation had been effective as of such date. The following table presents the Company's NPV as of December 31, 1997, as calculated by the OTS, based on information provided to the OTS by the Association.

    Change in                                       Change in
 Interest Rates        Net Portfolio Value         NPV as % of        NPV as % of
in Basis Points --------------------------------  Portfolio Value   Portfolio Value
  (Rate Shock)   Amount     $ Change    % Change    of Assets         of Assets(1)
  ------------   ------     --------    --------    ---------         ------------
               (Dollars in Thousands)

       400      $ 4,548      $ (921)       -17%        11.4%            (1.6)%
       300        4,803        (666)       -12%        11.9%            (1.1)%
       200        5,042        (426)        -8%        12.3%             (.7)%
       100        5,264        (205)        -4%        12.7%             (.3)%
      Static      5,469          --         --         13.0%              --
      (100)       5,743         274          5%        13.5%               .5%
      (100)       5,743         274          5%        13.5%               .5%
      (200)       6,169         700         13%        14.2%              1.2%
      (300)       6,732       1,263         23%        15.2%              2.2%
      (400)       7.439       1,970         36%        16.4%              3.4%

-----------------


         (1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

Changes in Financial Condition

         Assets. Total assets decreased to $45.3 million at December 31, 1997 from $48.2 million at December 31, 1996.

Mortgage-backed securities as a percentage of total assets increased to 62.7% at December 31, 1997 from 68.2% at December 31, 1996. All of the Company's mortgage-backed securities are either insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association (FNMA") or the Government National Mortgage Association ("GNMA"). Mortgage-backed securities increase the quality of the Company's assets by virtue of the guarantees that support them, require fewer personnel and overhead costs than individual residential mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Algiers. However, mortgage-backed securities typically yield less than individual residential montage loans.

         At December 31, 1997, net loans receivable totalled $9.2 million or 20.3% of total assets. Of the total loan portfolio, $8.1 million or 79.6% consisted of one-to-four family residential loans. Consumer loans accounted for $1.3 million or 12.6% of the total loan portfolio, and 7.4% of the portfolio consisted of commercial real estate loans.

         Mortgage-backed securities and investment securities were 62.7% and 9.1% of total assets, respectively, at December 31, 1997 Of such amount, $52,000 or .1% of total assets mature within one year of December 31, 1997. See Notes C, D and G to the Consolidated Financial Statements. Cash and cash equivalents amounted to 5.6% of total assets at such date.

         Non-performing assets have increased from .20% of total assets at December 31, 1996 to 1.44% of total assets at December 31, 1997. Non-accruing single-family residential loans represented 20.1% of the $636,000 of total non-performing assets at December 31, 1997. The balance of non-performing assets included two commercial loans accounting for 79.9%. At December 31, 1997, the Company's allowance for loan losses equalled $482,000 or 4.8% of total loans outstanding. The Company's largest commercial real estate loan with a principal balance of $500,000 and a specific reserve of $261,000 as of December 31, 1997 is not current as of March 31, 1997. The Company's management is closely monitoring this loan and is discussing its status with the borrower. It is the opinion of management that the property securing this loan has a value adequate to cover the net amount of the loan.

         The Company's total deposits decreased during 1997 to $35.5 million at December 31, 1997 from $36.6 million at December 31, 1996. Certificates accounts decreased by $895,000 or 3.2% from December 31, 1996 to December 31, 1997, while transaction accounts decreased by $206,000 or 2.4% during the period.

         Total stockholders' equity was $9.5 million at December 31, 1997, a decrease of $263,000 from December 31, 1996. The decrease was due to a $472,000 purchase of treasury stock and dividends of $113,000 partially offset by increases in net income of $211,000, a $73,000 allocation to the Employee Stock Ownership Plan and an increase in unrealized gain on securities available-for-sale.

Results of Operations

         Net income. The Company's net income increased by $54,000 or 34.4% in 1997 and by $14,000 or 8.2% in 1996. The increase in 1997 is attributable to an increase of $166,000 in net interest income, a $43,000 increase in non-interest income and a reduction in federal income taxes of $18,000.

         Net Interest Income. The primary source of earnings is net interest income, which is the difference between income generated from interest-earning assets and interest expense from interest-bearing liabilities. Net interest income increased by $166,000 or 13.6% in 1997, and increased $294,000 or 31.6% in 1996. The increase in 1997 was due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities and to a lesser extent the increase in the interest rate spread. Interest rate spread is the yield on interest-earning assets minus the costs of interest-bearing liabilities.

         The Company's average interest rate spread increased to 2.23% for 1997 from 2.22% for 1996 after increasing from 2.06% for 1995. In addition, its ratio of average interest-earning assets to average interest-bearing liabilities increased to 126.5% for 1997 from 113.3% for 1996 and 106.4% for 1995. The increase in the average interest rate spread was due to the average yield on interest-earning assets increasing by a higher amount than the average rate paid on interest-bearing liabilities.

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

                                                                              Year ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                       1997                             1996                         1995
                                           ------------------------------   ----------------------------   -------------------------
                                                                  Average                       Average                     Average
                                           Average                 Yield/    Average             Yield/    Average           Yield/
                                           Balance    Interest    Rate(1)    Balance  Interest   Rate(1)   Balance  Interest Rate(1)
                                           -------    --------    -------    -------  --------   -------   -------  ----------------
                                                                                (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(2) ..................  $ 9,298     $   822      8.84%    $ 9,581   $   776     8.09%   $10,024  $   807    8.05%
   Mortgage-backed securities ...........   30,912       1,993      6.45      30,872     2,008     6.50     27,196    1,702    6.26
   Investment securities(3) .............    2,576         219      8.50       1,772       166     9.37      2,127      134    6.30
   Other interest-earning assets ........    1,796         106      5.90       2,025       109     5.38        414       27    6.52
                                           -------     -------      ----     -------   -------     ----    -------  -------    ----
      Total interest-earning assets .....   44,582       3,140      7.04      44,250     3,059     6.91     39,761    2,670    6.72
                                           -------     -------      ----     -------   -------     ----    -------  -------    ----
Noninterest-earning assets ..............    2,346                             1,406                         1,772
                                           -------                           -------                       -------
      Total assets ......................  $46,928                           $45,656                       $41,533
                                           =======                           =======                       =======
Interest-bearing liabilities:
   Passbook, NOW and money
      market accounts ...................  $ 8,705         216      2.48    $ 10,047       248     2.46    $ 9,944      263    2.64
   Certificates of deposit ..............   27,242       1,506      5.53      28,706     1,569     5.46     27,296    1,471    5.39
                                           -------     -------      ----     -------   -------     ----    -------  -------    ----
      Total deposits ....................   35,947       1,722      4.79      38,753     1,817     4.68     37,240    1,734    4.66
   FHLB advances ........................      462          29      6.28         307        18     5.86        123        6    4.88
                                           -------     -------      ----     -------   -------     ----    -------  -------    ----
      Total interest-bearing liabilities    36,409       1,751      4.81      39,060     1,835     4.69     37,363    1,740    4.66
                                                       -------      ----               -------     ----             -------    ----
Noninterest-bearing liabilities(4) ......      851                             1,870                           379
                                           -------                           -------                       -------
      Total liabilities .................   37,260                            40,930                        37,742
   Stockholders' equity .................    9,668                             4,726                         4,726
                                           -------                           -------                       -------
      Total liabilities and stockholders'
         equity .........................  $46,928                           $45,656                       $42,468
                                           =======                           =======                       =======

Net interest-earning assets .............  $ 8,173                           $ 5,190                       $ 2,398
                                           =======                           =======                       =======
Net interest income; average interest
   rate spread ..........................              $ 1,389     2.23%                 $1,224    2.22%            $   930    2.06%
                                                       =======   ------                  ======  ------             =======  ------
Net interest margin(5) ..................                          3.12%                           2.76%                       2.34%
                                                                 ======                          ======                      ======
Average interest-earning assets to
   average interest-bearing liabilities .                        122.45%                         113.28%                     106.42%
                                                                 ======                          ======                      ======

(1) At December 31, 1997, the weighted average yields earned and rates paid were as follows: loans receivable, 8.84%; mortgage-backed securities, 6.45%; investment securities, 8.50%; other interest-earning assets, 5.90%; total interest-earning assets 7.04%; deposits, 4.81%; FHLB advances 6.28%; and interest rate spread, 2.23%.

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

                                                         1997 vs 1996                             1996 vs 1995
                                               ---------------------------------          ----------------------------------
                                                          Increase                                  Increase
                                                         (Decrease)                                (Decrease)
                                                           Due to                                     Due to
                                               ---------------------------------          ----------------------------------
                                                                           Total                                      Total
                                                                         Increase                                   Increase
                                               Rate         Volume      (Decrease)         Rate       Volume       (Decrease)
                                               ----         ------      ----------         ----       ------       ----------
                                                        (In Thousands)                            (In Thousands)
Interest income:
   Loans receivable                            $ 71         $ (25)         $ 46            $ 4         $ (35)        $ (31)
   Mortgage-backed securities                   (15)            -           (15)            68           238           306
   Investment securities                        (15)           68            53             50           (27)           23
   Other interest-earning assets                 10           (13)           (3)            (3)           94            91
                                               ----         ------         ----            ---         -----         -----
      Total interest income                      51            30            81            119           270           389
                                               ----         ------         ----            ---         -----         -----
Interest expense:
   Passbook, NOW and money
      market accounts                             2           (34)          (32)           (18)            3           (15)
   Certificates of deposits                      20           (83)          (63)            20            78            98
                                               ----         ------         ----            ---         -----         -----
      Total deposits                             22          (117)          (95)             2            81            83
   FHLB advances                                  1            10            11              2            10            12
                                               ----         ------         ----            ---         -----         -----
      Total interest expense                     23          (107)          (84)             4            91            95
                                               ----         ------         ----            ---         -----         -----
Increase (decrease) in net
   interest income                             $ 28         $ 137         $ 165          $ 115         $ 179         $ 294
                                               ====         =====         =====          =====         =====         =====

         Interest Income. Interest on loans increased $46,000 or 5.9% in 1997 due to an increase in the weighted average yields on loans receivable to 8.84% from 8.09%. The decreased average balance is primarily due to a decrease in the amount of single-family residential loans. A substantial portion of the loans have adjustable interest rates, and the change in the average yields reflects the general change in market interest rates.

         Interest on mortgage-backed securities decreased by $15,000 or .7% in 1997 from 1996, due to a $40,000 or .1% increase in the average balance and an decrease in the average yield to 6.45% in 1997 from 6.50% in 1996. The average balance increased as the amount of mortgage-backed securities purchased in 1997 decreased by $4.4 million from 1996. The higher purchases in 1997 were partially offset by higher repayments and the sale of $1.6 million in 1997. The increased yield was due to the interest rate on a large portion of the adjustable-rate mortgage-backed securities adjusting upward in 1997.

         Interest on investment securities increased by $62,000 or 39.4% in 1997 from 1996, due to an increase in the average balance of $1.3 million from 1996, which was partially offset by a decrease in the average rate to 7.09% in 1997 from 8.860% in 1996. During 1997 the Company purchased $2.7 million of callable notes and bonds issued by various government agencies which had interest rates of 6.50% to 8.00%. These notes and bonds partially accounted for the increase in the average yield on investment securities.

         Other interest income, which consists of dividends on FHLB stock and interest on overnight deposits at the FHLB, decreased by $12,000 or 10.2% in 1997 over 1996, due to a $742,000 or 36.6% decrease in the average balance. The average yield increased to 8.26% in 1997 from 5.82% in 1996 due to a decrease in the rate paid by the FHLB of Dallas on overnight deposits. The increase in the average balance resulted from the Company purchasing additional FHLB stock and increasing overnight deposits in 1997.

         Total interest income increased by $81,000 or 2.6% in 1997 from 1996, due to a $332,000 or .8% increase in the average balance of total interest-earning assets and an increase in the average yield to 7.04% in 1997 from 6.91% in 1996. The average yield on each category of interest-earning assets (other than other mortgage-backed securities and investment securities) increased in 1997 from 1996.

         Interest Expense. Interest on deposits decreased by $95,000 or 5.2% in 1997 over 1996, due to a $2.8 million or 7.24% decrease in the average balance and an increase in the average rate to 4.79% in 1997 from 4.68% in 1996. The increase in the average balance was mostly due to an increase in the average rate paid on certificates of deposit. The average rate paid on certificates of deposit increased to 5.53% in 1997 from 5.46% in 1996, which increase was mostly offset by a decrease in the average rate paid by the Company on its transaction accounts to 2.48% in 1997 from 2.46% in 1996.

         Interest on FHLB advances increased by $11,000 or 61.1% in 1997 from 1996, primarily due to an increase in the average balance of FHLB advances of $155,000 or 50.5% in 1997.

         Total interest expense increased by $84,000 or 4.6% in 1997 over 1996, primarily due to the increase in the average balance of certificates of deposit.

         Provision (Credit) for Loan Losses. The Company recovered $0, $4,000 and $24,000 of its allowance for loan losses in 1997, 1996 and 1995, respectively. Approximately $7,000 of the credit in each of 1996 and 1995 was due to continued principal payments on the Company's largest outstanding commercial real estate loan, which amounted to $500,000 at December 31, 1997. A portion of this loan is classified substandard because the carrying value exceeds the appraised value of the property securing the loan, and the amount of the allowance allocated to this loan ($261,000 at December 31, 1997) is reduced as principal payments are made. The remaining $17,000 credit in 1995 was due to declines of $760,000 in one- to four-family residential loans and $193,000 in substandard loans. The allowance for loan losses amounted to $482,000 or 4.8% of the total loan portfolio at December 31, 1997.

         Noninterest Income. Service charges and fees, which primarily consist of charges for checking accounts, overdrafts and late payments, decreased by $1,000 or 1.5% in 1997 from 1996.

         The gross carrying value of the Company's Guaranteed Investment Contracts (the "GIC bonds") was reduced in 1997 by $62,000 of principal payments. See Note E of Notes to Consolidated Financial Statements.

         In 1997 the Company sold $1.6 million of mortgage-backed securities which were part of the available for sale portfolio which resulted in a gain of $11,000.

         Other noninterest income amounted to $44,000 and $31,000 in 1997 and 1996, respectively.

         Total noninterest income increased by $43,000 or 22.1% in 1997 from 1996, primarily due to an increase of $49,000 in recapture of allowance on GIC bonds and an increase of $18,000 in gain on sale of investments in 1997. Algiers considers these items to be non-recurring in nature. After excluding these items, total noninterest income increased by $12,000 or 12.1% in 1997 from 1996.

         Noninterest Expense. Compensation and benefits increased by $309,000 or 67.7% in 1997 over 1996, due to payments to the Company's Employee Stock Ownership Plan which resulted in $70,000 of compensation expense and $257,000 of compensation expense in Jefferson.

         Occupancy and equipment expenses increased by $55,000 or 46.6% in 1997 over 1996, primarily due to a $6,000 increase in the monthly rental of the Association's main office and the rental of office space for Jefferson.

         Federal insurance premiums increased by $72,000 or 80.0% in 1997 from 1996, primarily due to a decrease in the SAIF premium rate. Federal legislation passed in 1996 required all SAIF member institutions to pay a special one-time assessment to recapitalize the SAIF, and the amount of the assessment for the Association amounted to $241,000, gross of related tax benefits. The payment of such assessment reduced the Company's net income and retained earnings in the period ending September 30, 1996. However, after the recapitilization of the SAIF, the premiums to be paid by SAIF-insured institutions were reduced to a level comparable to those currently being assessed BIF-insured institutions, which will result in the special assessment being recouped in approximately four years through the lower premiums.

         Computer expenses decreased by $15,000 or 30.6% in 1997 from 1996, primarily due to a reduction in the monthly billing for the Association's on-line computer system.

         Professional services increased $105,000 or 318.2% in 1997 from 1996, due to an increase of $13,000 in specialized training for Jefferson, an increase in legal fees of $92,000.

         FHLB service charges decreased $14,000 or 36.9% in 1997 from 1996, due to a decrease in the number of mortgage-backed securities and investment securities which the Company owned in 1997.

         Beginning in 1996, the Company incurred additional expenses as a result of becoming a public company. Such expenses will include, among other things, increased professional fees and printing expenses associated with the Company's reporting obligations, and annual listing fees.

         The Association provided $0 of its allowance for real estate owned loss in 1997 and $4,000 in 1996. The allowance for loss on real estate owned was increased in 1997 by $45.000 for properties held more than five years. See Note I of Notes to Consolidated Financial Statements. The real estate owned at December 31, 1997 consisted of two one- to four-family residential properties and one vacant lot.

         The Association's real estate owned expense, net decreased by $1,000 or 33.3% in 1997 from 1996, primarily due to the low number of real estate owned properties that were owned by the Association at December 31, 1997.

         Other noninterest expense, which primarily consists of insurance and bond premiums, postage and supplies, and other operating expenses increased by $52,000 or 32.3% in 1997 from 1996. The increase was primarily due to a $17,00 decrease in other operating expenses. Amortization expense amounted to $22,000 and $22,000 for 1996 and 1995, respectively.

         Total noninterest expense increased by $214,000 or 17.8% in 1997 from 1996, primarily due to increases of $309,000 in compensation and benefits, $55,000 in occupancy and equipment, $105,000 in professional services $41,000 in provision for possible real estate write-downs and $52,000 in other expenses, partially offset by decreases of $15,000 of computer expenses, $313,000 in SAIF assessment and insurance premiums, $14,000 in FHLB service charges and $5,000 loss on sale of real estate owned. Total noninterest expense as a percent of average assets was 2.8% in 1997 compared to 2.6% in 1996.

         Federal Income Tax Expense. The Company's federal income tax expense increased by $18,000 or 27.4% in 1997 from 1996. The effective tax rate for 1997, 1996 and 1995 was 18.5%, 29.7% and 27.2%, respectively. The effective tax rate of 18.5% in 1997 was the result of the tax benefits from the gross operating loss of $270,000 in the Company's subsidiary Jefferson for the year ending December 31, 1997.

         The Company had a deferred tax valuation reserve of $194,000, $194,000 and $230,000 at December 31, 1997, 1996 and 1995, respectively. Other components of the valuation reserve consist of allowances for loan losses and real estate owned losses, each of which decreased slightly in 1997. For additional information, see Note K of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

         Algiers is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year of less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1997, Algiers' liquidity was 7.4% or $1.2 million in excess of the minimum OTS requirement.

         Cash was generated by Algiers' operating activities during 1996 and 1995 primarily as a result of net income in each period and the provision for depreciation and amortization. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provision for depreciation and amortization, accretion of the premiums on investments, recovery of loan losses, gains and losses on the sale of assets, and increases or decreases in various receivable and payable accounts. The primary investing activities of Algiers are the purchase of mortgage-backed securities and the origination of loans, which are primarily funded with the proceeds from repayments and prepayments on existing loans and mortgage-backed securities and the maturity of mortgage-backed securities. Investing activities used net cash in 1996 primarily because the amount of mortgage-backed securities and investments purchased exceeded the amount matured. In 1995, investing activities provided net cash as the amount of maturities of mortgage-backed securities and investments exceeded the amount of purchases. The primary financing activity consists of the issuance of capital stock of $6.1 million in 1996 and of deposits and FHLB advances. Financing activities used net cash in 1995 due to the repayment of $600,000 of FHLB advances. Total cash and cash equivalents amounted to $2.6 million at December 31, 1997. See the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

         At December 31, 1997, Algiers had outstanding commitments to originate $62,000 of one-to four-family residential loans (including undisbursed construction loans) and $300,000 in boat loans. At the same date, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $14.2 million. Algiers believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits to the extent desired. If Algiers requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

         Algiers is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of 1.5%, 3.0% and 8.0% respectively. At December 31, 1997, Algiers exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 16.50%, 16.50% and 65.30%, respectively. See Note O of Notes to Consolidated Financial Statements.

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

The Year 2000

         The Company is currently addressing the computer and data processing issues relating to the Year 2000. Management has completed the assessment phase and do not believe that issues related to the Year 2000 are likely to have a material adverse effect on the Company's liquidity, capital resources or results of operations.

The Board of Directors
Algiers Bancorp, Inc. & Subsidiaries

                          Independent Auditor's Report

         We have audited the accompanying consolidated statements of financial condition of Algiers Bancorp, Inc. and its wholly-owned subsidiary, Algiers
Homestead Association and its majority-owned subsidiary Jefferson Community Lending, LLC as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Algiers Bancorp, Inc. and its wholly-owned subsidiary, Algiers Homestead Association and its majority-owned subsidiary Jefferson Community Lending, LLC as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


                                                 /s/LaPorte, Sehrt, Romig & Hand

                                           A Professional Accounting Corporation

March 9, 1998
Metairie, Louisiana


                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in Thousands)

                                     ASSETS

                                                                 December 31,
                                                             -------------------
                                                               1997        1996
                                                             -------     -------
Cash and Amounts Due from Depository Institutions ......     $   482     $   287
Interest-Bearing Deposits in Other Banks ...............       2,073       1,435
Investments Available-for-Sale - at Fair Value (Note D)        4,087       2,467
Investment Securities Held-to-Maturity -
    Fair Value of $-0- and $823 at December 31, 1997
    and 1996, Respectively  (Note C) ...................        --           825
Loans Receivable - Net (Note F) ........................       9,198       9,220
Mortgage-Backed Securities - Available-for-Sale -
    at Fair Value (Note G) .............................       6,615       9,077
Mortgage-Backed Securities - Held-to-Maturity - Fair
    Value of $21,580 and $23,228 at December 31, 1997
    and 1996, Respectively (Note G) ....................      21,830      23,810
Stock in Federal Home Loan Bank ........................         483         456
Accrued Interest Receivable (Note H) ...................         269         265
Real Estate Owned - Net (Note I) .......................        --            45
Office Properties  and Equipment,  at Cost - Furniture,
    Fixtures and Equipment, Less Accumulated
    Depreciation of $212 and $187 at December 31, 1997
    and 1996, Respectively (Note J) ....................         253         231
Prepaid Expenses .......................................          19          18
Deferred Tax Asset (Note K) ............................        --            23
Income Tax Receivable ..................................        --            75
Other Assets ...........................................           3           5
                                                             -------     -------



          Total Assets .................................     $45,312     $48,239
                                                             =======     =======


The accompanying notes are an integral part of these financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       December 31,
                                                                 ----------------------
                                                                   1997           1996
                                                                 --------      --------
LIABILITIES
    Deposits (Note L) ......................................     $ 35,534      $ 36,635
    Advance from Federal Home Loan Bank (Note M) ...........         --           1,500
    Advance Payments from Borrowers for
       Insurance and Taxes .................................          112           237
    Accrued Interest Payable on Depositors' Accounts .......            1             1
    Dividends Payable ......................................           31            32
    Deferred Tax Liability .................................           28          --
    Income Taxes Payable ...................................           17          --
    Other Liabilities ......................................           53            35
                                                                 --------      --------

          Total Liabilities ................................       35,776        38,440
                                                                 --------      --------

STOCKHOLDERS' EQUITY
    Preferred Stock - Par Value $.01
       0 Shares Issued and Outstanding at
       December 31, 1997 and 1996 ..........................         --            --
    Common Stock - Par Value $.01
       648,025 Shares Issued - 614,124 Outstanding at
       December 31, 1997 and 648,025 Outstanding at
       December 31, 1996 ...................................            6             6
    Additional Paid-in Capital .............................        6,122         6,108
    Unearned ESOP Shares ...................................         (433)         (492)
    Retained Earnings ......................................        4,299         4,201
    Treasury Stock - 33,901 Shares at Cost .................         (472)         --
    Unrealized Gain (Loss) on Securities Available-for-Sale,
       Net of Applicable Deferred Taxes ....................           14           (24)
                                                                 --------      --------

          Total Stockholders' Equity .......................        9,536         9,799
                                                                 --------      --------


          Total Liabilities and Stockholders' Equity .......     $ 45,312      $ 48,239
                                                                 ========      ========


The accompanying notes are an integral part of these financial statements.


                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)


                                                             For The Years Ended
                                                                December 31,
                                                            --------------------
                                                               1997         1996
                                                             ------       ------
INTEREST INCOME
    Loans ............................................       $  822       $  776
    Mortgage-Backed Securities .......................        1,993        2,008
    Investment Securities ............................          219          166
    Other Interest-Earning Assets ....................          106          109
                                                             ------       ------

          Total Interest Income ......................        3,140        3,059
                                                             ------       ------

INTEREST EXPENSE
    Deposits .........................................        1,722        1,818
    FHLB Advances ....................................           29           18
                                                             ------       ------

          Total Interest Expense .....................        1,751        1,836
                                                             ------       ------

NET INTEREST INCOME BEFORE
    CREDIT FOR LOAN LOSSES ...........................        1,389        1,223

CREDIT FOR LOAN LOSSES (Note F) ......................           45            4
                                                             ------       ------

NET INTEREST INCOME AFTER
    CREDIT FOR LOAN LOSSES ...........................        1,434        1,227
                                                             ------       ------

NON-INTEREST INCOME
    Service Charges and Fees .........................           67           68
    Recapture of Allowance on GIC Bonds (Note E) .....          116           67
    Gain on Sale of Investments ......................           11           29
    Other Income .....................................           44           31
                                                             ------       ------

          Total Non-Interest Income ..................          238          195
                                                             ------       ------

The accompanying notes are an integral part of these financial statements.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
                             (Dollars in Thousands)


                                                            For The Years Ended
                                                                December 31,
                                                           ---------------------
                                                            1997           1996
                                                           ------         ------
NON-INTEREST EXPENSES
    Compensation and Benefits ....................         $  765         $  456
    Occupancy and Equipment ......................            173            118
    Computer .....................................             34             49
    SAIF Assessment ..............................           --              241
    Deposit Insurance Premium ....................             18             90
    Professional Services ........................            138             33
    FHLB Service Charges .........................             25             39
    Provision for Possible Real Estate
                                                               45              4
    Loss on Sale of Real Estate Owned ............              5
    Real Estate Owned Expense - Net ..............              2              3
    Other ........................................            213            161
                                                           ------         ------

                                                            1,413          1,199
                                                           ------         ------
INCOME BEFORE FEDERAL
    INCOME TAX EXPENSE ...........................            259            223

FEDERAL INCOME TAX EXPENSE (Note K) ..............             48             66
                                                           ------         ------


NET INCOME .......................................         $  211         $  157
                                                           ======         ======

EARNINGS PER SHARE ...............................         $ 0.37         $ 0.26
                                                           ======         ======

The accompanying notes are an integral part of these financial statements.

                                                ALGIERS BANCORP, INC. & SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           For The Years Ended December 31, 1997 and 1996
                                                       (Dollars in Thousands)
                                                                                            Unrealized
                                                                                           Gain (Loss)
                                                                                          on Securities
                                                                                          Available-for-
                                                    Additional     Unearned                 Sale - Net                     Total
                                         Common      Paid-in          ESOP      Retained   of Applicable     Treasury    Retained
                                          Stock       Capital        Shares     Earnings   Deferred Taxes      Stock      Earnings
                                          -----       -------        ------     --------   --------------      -----      --------
BALANCE - December 31, 1995 .........     $  --        $   --       $   --      $  4,076      $    (38)          --        $ 4,038

Net Income ..........................        --            --           --           157            --           --            157

Dividends Declared ..................        --            --           --           (32)           --           --            (32)

Common Stock Issuance - 648,025
   Shares at $.01 Per Share Issued
   at $10 Per Share .................          6        6,474           --            --            --           --          6,480

Costs of Conversion from a Mutual
   Association to a Stock Association         --         (370)          --            --            --           --           (370)

Shares Allocated to the ESOP Plan ...         --           --         (518)           --            --           --           (518)

ESOP Shares Released for Allocation .         --            4           26            --            --           --             30

Changes in Unrealized Gain on
   Securities Available-for-Sale, Net
   of Applicable Deferred Income
   Taxes of $12,200 .................         --           --           --            --            14           --             14
                                          -------     -------      -------      --------      --------      -------        -------

BALANCE - December 31, 1996 .........          6        6,108         (492)        4,201           (24)          --          9,799

Net Income ..........................         --           --           --           211            --           --            211

Dividends Declared ..................         --           --           --          (113)           --           --           (113)

ESOP shares Released for Allocation .         --           14           59            --            --           --             73

Purchase of Treasury Stock ..........         --           --           --            --            --         (472)          (472)

Changes in Unrealized Gain on
   Securities Available-for-Sale, Net
   of Applicable Deferred Income
   Taxes of $7,302 ..................         --          --           --             --            38           --             38
                                          -------     -------      -------      --------      --------      -------        -------

BALANCE - December 31, 1997 .........     $     6     $ 6,122      $  (433)     $ 4,299       $     14      $  (472)       $ 9,536
                                          =======     =======      =======      =======       ========      =======        =======

The accompanying notes are an integral part of these financial statements.

                            ALGIERS BANCORP, INC. & SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Dollars in Thousands)


                                                                        For The Years Ended
                                                                            December 31,
                                                                      ---------------------
                                                                         1997         1996
                                                                      --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income ..................................................     $   211      $   157
    Adjustments to Reconcile Net Income to Net
       Cash Provided by Operating Activities:
          Depreciation and Amortization .........................          24           22
          Premium Amortization Net of Discount Accretion ........          62          127
          Loss on Sale of Real Estate ...........................        --              5
          Gain on Sale of Mortgage-Backed Securities ............         (11)         (29)
          ESOP expense ..........................................          70           30
          (Decrease)  in Accrued Interest Payable ...............        --             (2)
          Increase (Decrease) in Other Liabilities ..............          18          (17)
          (Increase) in Accrued Interest Receivable .............          (4)         (36)
          Credit for Loan Losses ................................         (45)          (4)
          Provision for Losses on Real Estate Owned .............          45            4
          (Increase) Decrease in Other Assets ...................           2           (4)
          (Increase) in Prepaid Expenses ........................          (1)         (13)
          Decrease in Prepaid Income Taxes ......................          75          117
          Increase in Income Tax Payable ........................          17         --
          Decrease in Deferred Income Taxes .....................          51           29
                                                                      -------      -------

             Net Cash Provided by Operating Activities ..........         514          386
                                                                      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
    Maturities of Investment Securities - Held-to-Maturity ......         825          400
    Purchases of Investment Securities - Available-for-Sale .....      (3,094)      (3,022)
    Maturities of Investment Securities - Available-for-Sale ....       1,539        1,247
    Purchases of Mortgage-Backed Securities - Held-to-Maturity ..        (185)      (5,786)
    Maturities of Mortgage-Backed Securities - Held-to-Maturity .       2,119        2,373
    Purchases of Mortgage-Backed Securities - Available-for-Sale         (784)      (3,424)
    Maturities of Mortgage-Backed Securities - Available-for-Sale       1,600        1,358
    Proceeds From Sale of Mortgage-Backed Securities ............       1,661          668
    Net Decrease in Loans .......................................          22          474
    Non-Cash Dividend - FHLB ....................................         (27)         (26)
    Purchase of Furniture and Fixtures ..........................         (46)         (26)
    Proceeds from Sales of Foreclosed Real Estate ...............        --             39
                                                                      -------      -------

             Net Cash Provided by (Used in) Investing Activities        3,630       (5,725)
                                                                      -------      -------

The accompanying notes are an integral part of these financial statements.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                             (Dollars in Thousands)


                                                                        For The Years Ended
                                                                             December 31,
                                                                        ---------------------
                                                                          1997         1996
                                                                        --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net Decrease in Deposits .....................................      (1,101)      (1,568)
    Net Increase (Decrease) in Advances from Borrowers
       for Taxes and Insurance ...................................        (125)          85
    Proceeds from Federal Home Loan Bank Advance .................       3,900        3,000
    Repayment of Federal Home Loan Bank Advance ..................      (5,400)      (1,500)
    Sale of Common Stock .........................................        --              6
    Contribution of Additonal Paid-in Capital ....................        --          6,104
    Dividends Paid ...............................................        (113)        --
    Purchase of Treasury Stock ...................................        (472)        --
    Purchase of ESOP Shares ......................................        --           (518)
                                                                       -------      -------

             Net Cash Provided by (Used in) Financing Activities .      (3,311)       5,609
                                                                       -------      -------

NET INCREASE IN CASH AND CASH EQUIVALENTS ........................         833          270

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR ....................       1,722        1,452
                                                                       -------      -------


CASH AND CASH EQUIVALENTS - END OF YEAR ..........................     $ 2,555      $ 1,722
                                                                       =======      =======


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
       Cash Paid During the Year for:
          Interest ...............................................     $ 1,751      $ 1,819
          Income Taxes ...........................................     $    31      $    30

SUPPLEMENTAL DISCLOSURE OF NON-CASH
    TRANSACTIONS
       Dividends Declared ........................................     $    31      $    32

The accompanying notes are an integral part of these financial statements.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS
                  Algiers Bancorp, Inc. was organized as a Louisiana corporation on February 5, 1996 for the purpose of engaging in any lawful act or activity for which a corporation may be formed under the Louisiana Business Corporation Law, as amended. Other than steps related to the reorganization described below, the Company was essentially inactive until July 8, 1996, when it acquired Algiers Homestead Association in a business reorganization of entities under common control in a manner similar to a pooling of interest. Algiers Homestead Association is engaged in the savings and loan industry. The acquired association became a wholly owned subsidiary of the Corporation through the issuance of 1,000 shares of common stock to the Corporation in exchange for 50% of the net proceeds received by the Corporation in the reorganization. On December 23, 1996, Algiers Bancorp, Inc. entered into a limited liability company partnership when it acquired a majority interest in Jefferson Community Lending, LLC. Jefferson Community Lending is engaged in the business of consumer lending. The accompanying financial statements for 1996 are based on the assumption that the companies were combined for the full year, and have been restated to give effect to the combination.

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

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         INVESTMENT SECURITIES
                  Investment securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using the interest method. Marketable securities classified as available-for-sale are carried at fair value in 1997 and 1996. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in retained earnings effective December 31, 1996 in accordance with the adoption of FAS 115. Cost of securities sold is recognized using the specific identification method.

         MORTGAGE-BACKED SECURITIES
                  Mortgage-backed securities represent participating interests in pools of first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity. Management intends and has the ability to hold such securities, which management has classified as "held-to-maturity", to maturity. Should any be sold, cost of securities sold is determined using the specific identification method. Other mortgage-backed securities are classified as available-for-sale and are carried at fair value.

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

                  Property and equipment acquired are depreciated using accelerated methods. The depreciation under these methods does not differ materially from that calculated in accordance with generally accepted accounting principles.

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

         INCOME TAXES
                  Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

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

         CASH EQUIVALENTS
                  Cash equivalents consist of certificates of deposit purchased with a maturity of three months or less, and daily demand investment deposit accounts.

                  Cash and cash equivalents at December 31,1997 and 1996 included the following (in thousands):

                                                   1997              1996
                                               ----------        ----------

                  Cash                         $      482        $      287
                  Interest-Bearing Deposits
                      in Other Institutions         2,073             1,435
                                               ----------        ----------

                                               $    2,555        $    1,722
                                               ==========        ==========


         RECLASSIFICATIONS
                  Certain reclassifications of previously reported amounts have been made to conform with 1997 presentation. Such reclassifications had no effect on net income.

         NON-DIRECT RESPONSE ADVERTISING
                  The  Association   expenses  advertising  costs  as  incurred.
         Advertising for 1997 and 1996 was $2,000 and $6,000, respectively.

         ACCOUNTING STANDARDS NOT YET ADOPTED
                  Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial condition. Adoption of this pronouncement is not expected to have a material adverse effect on the financial position and results of operations of the Company.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         ACCOUNTING STANDARDS NOT YET ADOPTED (Continued)

                  Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Adoption of this pronouncement is not expected to have a material adverse effect on the financial position and results of operations of the Company.


NOTE B
         POOLING OF INTEREST
                  Details  of  the  unaudited   results  of  operations  of  the
         previously separate entities for the periods prior to the combination (January 1, 1996 - July 7, 1996) follows (in thousands):

                                                                     Algiers
                                                    Algiers         Homestead
                                                 Bancorp, Inc.     Association
                                                 -------------     -----------

                  Operating Income               $   -            $     1,519
                                                 ===========      ===========

                  Net Income                     $   -            $       173
                                                 ===========      ===========


                  As discussed in Note A, Algiers Bancorp, Inc. had essentially no activity prior to July 8, 1996, the acquisition date. The proforma data reflects certain estimated values and assumptions. Proforma results of operations are not necessarily indicative of the actual results of operations which would have occurred had the pooling occurred at the beginning of the fiscal years, or of the results which may occur in the future.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C
         INVESTMENT SECURITIES HELD-TO-MATURITY
                  The   Association   owned   no   held-to-maturity   investment
         securities at December 31, 1997. Investment securities held-to-maturity at December 31, 1996 consist of the following (in thousands):

                                               Gross        Gross
                                Amortized    Unrealized   Unrealized        Fair
                                   Cost        Gains        Losses         Value
                                   ----        -----        ------         -----
Federal Farm
  Credit Banks ...........         $200         $ --          $--          $200
SLMA .....................          200           --           --           200
Federal Home Loan
  Bank Notes .............          425           --           --           425
                                   ----         ------        ----         ----

                                   $825         $ --          $--          $825
                                   ====         ======        ====         ====

NOTE D
         INVESTMENT SECURITIES AVAILABLE-FOR-SALE
                  Investment securities available-for-sale at December 31, 1997 consist of the following (in thousands):

                                               Gross        Gross
                                Amortized    Unrealized   Unrealized        Fair
                                   Cost        Gains        Losses         Value
                                   ----        -----        ------         -----
FNMA Medium Term
   Callable Note ...........       $  216       $   --       $   16       $  200
FHLMC Callable Note ........        1,095            6            1        1,100
FHLB Callable Notes ........        2,782            5           --        2,787
                                   ------       ------       ------       ------

                                   $4,093       $   11       $   17       $4,087
                                   ======       ======       ======       ======

                  Algiers Homestead Association has invested in FHLB stock which is reflected at cost and approximates market.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D
         INVESTMENT SECURITIES AVAILABLE-FOR-SALE (Continued)

                  Investment securities available-for-sale at December 31, 1996 consist of the following (in thousands):

                                                 Gross        Gross
                                  Amortized    Unrealized   Unrealized      Fair
                                     Cost        Gains        Losses       Value
                                     ----        -----        ------       -----
FNMA Medium Term
   Callable Note .............     $   324      $     1     $    --     $   325
FHLMC Callable Note ..........         650            6          --         656
FHLB Callable Notes ..........       1,498            1          13       1,486
Louisiana Agricultural
   Finance Authority .........          19           --          --          19
Southeast Texas Housing
   Finance Authority .........          43           --          --          43
                                   -------      -------     -------     -------

                                     2,534            8          13       2,529

Allowance for  Loss ..........         (62)          --          --         (62)
                                   -------      -------     -------     -------

                                   $ 2,472      $     8     $    13     $ 2,467
                                   =======      =======     =======     =======

                  The following is a summary of contractual maturities of investment securities available-for-sale as of December 31, 1997 (in thousands):

                                                                            Fair
                                                            Cost           Value
                                                           ------         ------
Due in One Year or Less ..........................         $  200         $  200
Due After One Year Thru Five Years ...............            500            500
Due After Five Years Thru Ten Years ..............          1,780          1,785
Due After Ten Years ..............................          1,613          1,602
                                                           ------         ------

                                                           $4,093         $4,087
                                                           ======         ======

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE E
         GUARANTEED INSURANCE CONTRACT (GIC) BONDS
                           During 1987 and 1989, the Association invested in Louisiana Agricultural Finance Authority Bonds and Southeast Texas Housing Finance Authority Bonds which were backed by insurance contracts guaranteed by Executive Life Insurance Company. A conservator was subsequently appointed for Executive Life Insurance Company thus impacting the ultimate collectibility of the entire bond proceeds. Prior to 1996, the conservator was unable to determine the ultimate amount of principal which would be recovered; therefore, the Association set up reserves which amounted to $339,375 at December 31, 1993 based on its best estimate of what would be recovered. As of December 31, 1996, the conservator had estimated that the ultimate collectibility of the bonds would approximate 88% of their original carrying value. As such, the Association has applied all proceeds received during 1996 and 1997 against the carrying value of the bonds. The Association has reserved 100% against the remaining principal value of the bonds given the questionability of the proceeds to be collected.

                  The activity in the carrying value and the reserve account is summarized as follows for the years ended December 31, 1997 and 1996 (in thousands):


                                                         Carrying         Reserve
                                                           Value          Balance
                                                           -----          -------
Balance at December 31, 1995 .....................         $ 129          $(129)
   Principal Repayment ...........................           (67)            --
   Recapture of Provision
       for Investment Losses .....................            --             67
                                                           -----          -----

Balance at December 31, 1996 .....................            62            (62)
   Principal Repayment ...........................           (62)            --
   Recovery of Previous Charge - Offs ............            --            (54)
   Recapture of Provision
       for Investment Losses .....................            --            116
                                                           -----          -----

Balance at December 31, 1997 .....................         $  --          $  --
                                                           =====          =====

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F
         LOANS RECEIVABLE
                  Loans receivable consist of the following (in thousands):

                                                              1997         1996
                                                             ------       ------
Principal Balances -
   First Mortgage Loans - 1-4 Family .................       $8,018       $8,134
   Commercial ........................................          738          668
   Construction Loans - 1-4 Family ...................           43           89
   Partially-Guaranteed by VA
       or Insured by FHA Loans - 1-4 Family ..........           41           51
                                                             ------       ------

                                                              8,840        8,942
                                                             ------       ------
Principal Balances -
   Second Mortgage Loans - 1-4 Family ................          189          175
   Consumer Loans ....................................          325         --
   Share Loans .......................................          758          694
                                                             ------       ------

                                                              1,272          869
                                                             ------       ------
Less:
   Allowance for Losses ..............................          485          530
   Unearned Interest on Mortgage Loans ...............           73            7
   Undisbursed Portion of Construction Loans .........          301            7
   Net Deferred Loan Origination Fees ................           55           47
                                                             ------       ------

                                                                914          591
                                                             ------       ------

                                                             $9,198       $9,220
                                                             ======       ======

                  Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 1997 and 1996 (in thousands):

                                                          1997             1996
                                                         -----            ------
Balance at Beginning of Year .................           $ 530            $ 534
   Charge-Offs ...............................                               --
   Recoveries ................................              --               --
   Credit for Loan Losses ....................             (45)              (4)
                                                         -----            -----

Balance at End of Year .......................           $ 485            $ 530
                                                         =====            =====

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F
         LOANS RECEIVABLE (Continued)

                  At December 31, 1997 and December 31, 1996, the Association had loans totaling approximately $10,000 and $8,000, respectively, for which impairment had been recognized. The allowance for loan losses related to these loans totaled $10,000 and $8,000 at December 31, 1997 and December 31, 1996, respectively. During the year ended December 31, 1996, the amount of interest income that would have been recorded on loans in nonaccrual status at December 31, 1996, had such loans performed in accordance with their terms, was approximately $1,000. The actual interest income recorded on these loans during the year ended December 31, 1996 was approximately $-0-. Such interest foregone for the year ended December 31, 1997 was approximately $1,000.

                  The Association does not service any loans for others.

                  In the normal course of business, the Association originates installment loans to members of the Board of Directors and officers. Loans to such borrowers are summarized as follows (in thousands):

                  Balance at Beginning of Year             $        17
                     Additional Borrowings                          88
                     Repayments                                    (21)
                                                           -----------

                  Balance at End of Year                   $        84
                                                           ===========


                  An approximate schedule of loan maturities or repricing opportunities is as follows (in thousands):

                                           Variable        Fixed
     Maturities                              Rate           Rate          Total
     ----------                              ----           ----          -----
Three Months or Less ..............        $   292        $    51        $   343
Three Months - One Year ...........            247              7            254
One Year - Five Years .............            474            304            778
Over Five Years ...................          6,507          2,230          8,737
                                           -------        -------        -------

                                           $ 7,520        $ 2,592        $10,112
                                           =======        =======        =======

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G
         MORTGAGE-BACKED SECURITIES
                  Fixed   and   variable   rate    mortgage-backed    securities
         available-for-sale at December 31, 1997 are summarized as follows (in thousands):

                                                 December 31, 1997
                                  ----------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized  Unrealized       Fair
                                    Cost         Gains       Losses        Value
                                    ----         -----       ------        -----
GNMA Certificates ..........       $  502       $    9       $    1       $  510
FNMA Certificates ..........        4,902           96           35        4,963
FHLMC Certificates .........        1,132           18            8        1,142
                                   ------       ------       ------       ------

                                   $6,536       $  123       $   44       $6,615
                                   ======       ======       ======       ======

                  Fixed   and   variable   rate    mortgage-backed    securities
         held-to-maturity at December 31, 1997 are summarized as follows (in thousands):

                                                 December 31, 1997
                                  ----------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized  Unrealized       Fair
                                    Cost         Gains       Losses        Value
                                    ----         -----       ------        -----
GNMA Certificates ..........      $ 2,801      $    34      $     2      $ 2,833
FNMA Certificates ..........       15,256           21          226       15,051
FHLMC Certificates .........        3,773            2           79        3,696
                                  -------      -------      -------      -------

                                  $21,830      $    57      $   307      $21,580
                                  =======      =======      =======      =======

                  Fixed   and   variable   rate    mortgage-backed    securities
         available-for-sale at December 31, 1996 are summarized as follows (in thousands):

                                                 December 31, 1996
                                  ----------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized  Unrealized       Fair
                                    Cost         Gains       Losses        Value
                                    ----         -----       ------        -----
GNMA Certificates ..........       $  885       $   19       $    3       $  901
FNMA Certificates ..........        5,397           64           46        5,415
FHLMC Certificates .........        2,770           19           28        2,761
                                   ------       ------       ------       ------

                                   $9,052       $  102       $   77       $9,077
                                   ======       ======       ======       ======

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G
         MORTGAGE-BACKED SECURITIES (Continued)

                  Fixed   and   variable   rate    mortgage-backed    securities
         held-to-maturity at December 31, 1996 are summarized as follows (in thousands):

                                                 December 31, 1996
                                  ----------------------------------------------
                                                 Gross        Gross
                                  Amortized   Unrealized  Unrealized       Fair
                                    Cost         Gains       Losses        Value
                                    ----         -----       ------        -----
GNMA Certificates ..........      $ 3,199      $    25      $     5      $ 3,219
FNMA Certificates ..........       16,684           15          511       16,188
FHLMC Certificates .........        3,927            1          107        3,821
                                  -------      -------      -------      -------

                                  $23,810      $    41      $   623      $23,228
                                  =======      =======      =======      =======

                  The   amortized   cost  and  fair  value  of   mortgage-backed
         securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                         Amortized          Fair
                                                           Cost            Value
                                                         -------         -------
Mortgage-Backed Securities Maturing:
   Due in One Year or Less .....................         $     2         $     2
   Due After One Year Thru Five Years ..........             719             691
   Due After Five Years Thru Ten Years .........           1,435           1,409
   Due After Ten Years .........................          26,210          26,093
                                                         -------         -------

                                                         $28,366         $28,195
                                                         =======         =======

NOTE H
         INTEREST RECEIVABLE
                  Interest   receivable   at  December  31,  1997  and  1996  is
summarized as follows (in thousands):

                                                           1997             1996
                                                           ----             ----
Mortgage Loans ...............................             $ 29             $ 14
Share Loans ..................................                3                3
Investment Securities ........................               52               24
Mortgage-Backed Securities ...................              185              224
                                                           ----             ----

                                                           $269             $265
                                                           ====             ====

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE I
         REAL ESTATE OWNED
                  A summary of real estate owned at December 31, 1997 and 1996 is as follows (in thousands):

                                                               1997         1996
                                                               ----         ----
Real Estate Acquired in Settlement .................           $90           $90
Less:  Allowances for Losses .......................            90            45
                                                               ---           ---

                                                               $--           $45
                                                               ===           ===

                  Activity in the allowance for losses for other real estate owned for years ended December 31, 1997 and 1996 is as follows (in thousands):

                                                           1997             1996
                                                           ----             ----
Balance at Beginning of Year ..................            $ 45            $ 47
    Provision for REO Losses ..................              45               4
    Charge-Offs ...............................             --               (6)
                                                           ----            ----

Balance at End of Year ........................            $ 90            $ 45
                                                           ====            ====

NOTE J
         OFFICE PROPERTY AND EQUIPMENT
                  Office property and equipment consist of the following at December 31, 1997 and 1996 (in thousands):

                                                             1997            1996
                                                             ----            ----
Land .............................................           $ 30           $ 30
Building .........................................            185            162
Furniture, Fixtures and Equipment ................            205            186
Leasehold Improvements ...........................             45             40
                                                             ----           ----

                                                              465            418
Less:  Accumulated Depreciation
    and Amortization .............................            212            187
                                                             ----           ----

                                                             $253           $231
                                                             ====           ====

                  Depreciation expense for the years ended December 31, 1997 and 1996 was approximately $22,000 and $24,000, respectively.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE K
         FEDERAL INCOME TAXES
                  The provision for income taxes for 1997 and 1996 consists of the following (in thousands):

                                                              1997          1996
                                                              -----         ----
Current Federal Tax Expense .........................         $ 77          $ 48
Deferred Federal Tax Expense (Benefit) ..............          (29)           18
                                                              ----          ----

                                                              $ 48          $ 66
                                                              ====          ====

                  The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis (in thousands):

                                                              1997          1996
                                                             -----         -----
Expected Tax Provision at 34% Rate .................         $ 88          $ 76
Effect of Net Loan, REO and Investment
    Losses Charged Directly to Tax
    Bad Debt Reserves ..............................          (40)           26
(Decrease) in Deferred Tax Asset
    Valuation Allowance ............................          --            (36)
                                                             ----          ----

                                                             $ 48          $ 66
                                                             ====          ====

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

                  The Company and its wholly- owned subsidiary file separate company returns for federal income tax purposes. As a result the Company has available a net operating loss carryforward which is approximately $181,000 which expires in 2012.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K
         FEDERAL INCOME TAXES (Continued)

                  The net deferred tax assets or liabilities in the accompanying statements of financial condition include the following components (in thousands):

                                                              1997          1996
                                                              ----          ----
Deferred Tax Assets
   Market Value Adjustment for Available-for-
       Sale Securities ................................       $--          $  12
   Allowance for Loan Losses ..........................         164          173
   Allowance for REO Losses ...........................          31           16
   Allowance for Unrealized Loss on Investments .......        --             21
   Employee Stock Option Plan .........................           7         --
   Charitable Contribution Carryforward ...............        --              8
   Deferred Loan Fees .................................          19           16
   Other ..............................................           2            3
                                                              -----        -----

       Total Deferred Tax Assets ......................         223          249
                                                              -----        -----

Deferred Tax Liabilities
   Fixed Assets and Depreciation ......................          13           10
   Market Value Adjustment for Available-for-
       Sale Securities ................................           7         --
   Section 481 Adjustment .............................           5         --
       FHLB Stock .....................................          32           22
                                                              -----        -----

       Total Deferred Tax Liabilities .................          57           32
                                                              -----        -----

Net Deferred Tax Assets ...............................         166          217
Deferred Tax Valuation Reserve ........................         194          194
                                                              -----        -----

   Total Net Deferred Tax Asset (Liability) ...........       $ (28)       $  23
                                                              =====        =====

                  Included in retained earnings at December 31, 1997 and 1996 is approximately $1,309,000 and $1,307,000, respectively, in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then current corporate income tax rate. The unrecorded deferred liability on these amounts was approximately $445,000 and $444,000 for December 31, 1997 and 1996.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE L
         DEPOSITS
                  Deposits consist of the following at December 31, 1997 and 1996 (in thousands):

                           Weighted
                           Average
                           Rate at               1997                       1996
                                         -------------------       ---------------------
                           12/31/97       Amount     Percent        Amount       Percent
                           --------       ------     -------        ------       -------

 NOW Accounts               2.40%        $ 1,098       3.09        $  1,713        4.67
 Passbook                   2.69%          5,483      15.43           5,774       15.76
 Money Fund                 2.58%          1,915       5.39           1,216        3.32
 Certificates of Deposit:
    2% to 2.99%                 -              -          -              94        0.26
    3% to 3.99%             3.50%             33       0.10               -           -
    4% to 4.99%                 -              -          -           6,958       18.99
    5% to 5.99%             5.46%         23,644      66.54          13,346       36.44
    6% to 6.99%             6.28%          2,293       6.45           5,544       15.13
    7% to 7.99%             7.09%          1,068       3.00           1,990        5.43



                                         $35,534     100.00%        $ 36,63      100.00%
                                         =======     ======         =======      ======


 Due on Demand                           $ 8,496                    $ 8,703
 Due Within -
    6 Months                               7,589                     10,892
    7 to 12 Months                         6,583                      6,311
    13 to 24 Months                        5,353                      6,127
    25 to 36 Months                        4,977                      1,807
 Due After 36 Months                       2,536                      2,795
                                         -------                   --------

                                         $35,534                   $ 36,635
                                         =======                   ========

                  The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,746,000 and $2,005,000 at December 31, 1997 and 1996, respectively.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L
         DEPOSITS (Continued)

                  Interest expense consisted of the following (in thousands):

                                                          1997             1996
                                                        ------            ------
NOW Accounts ...............................            $   36            $   40
Passbook ...................................               149               175
Money Fund .................................                31                33
Certificates of Deposits ...................             1,506             1,569
                                                        ------            ------

   Total ...................................            $1,722            $1,817
                                                        ======            ======

                  In the normal course of business, the Association accepts deposits from members of the Board of Directors and officers. As of December 31, 1997, these deposits totalled approximately $567,000.


NOTE M
         ADVANCES FROM FEDERAL HOME LOAN BANK
                  Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by a blanket floating lien on first mortgage loans and $106,000 of mortgage-backed securities which have been pledged to the short-term FHLB advance. Total interest expense recognized in 1997 and 1996, respectively, was $29,000 and $18,000.

                  There were no advances from the FHLB outstanding as of December 31, 1997.


NOTE N
         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND EN-FORCEMENT ACT OF 1989 (FIRREA)

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

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE N
         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA) AND FINANCIAL INSTITUTIONS REFORM, RECOVERY AND EN-FORCEMENT ACT OF 1989 (FIRREA) (Continued)

                  FIRREA was signed into law on August 9, 1989. Regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestments grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

                  The regulations require institutions to have a minimum regulatory tangible capital equal to at least 1.5% of adjusted total assets, a minimum 4% core/leverage capital ratio, a minimum 4% tier 1 risk-based ratio, and a minimum 8% total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The ability to include qualifying supervisory goodwill for purposes of the core/leverage requirements was phased out by January 1, 1995, and the ability to include investments in impermissible activities in core/leverage capital and tangible capital was phased out by July 1, 1994.

                  The  following  table  sets  out  the  Association's   various
         regulatory capital categories at December 31, 1997 and 1996.

                                                            1997                              1996
                                               -----------------------------      ---------------------------
                                                  Dollars         Percentage        Dollars        Percentage
                                               ------------       ----------      ------------     ----------
                                                (thousands)                       (thousands)

         Tangible Capital                      $      7,184         16.51%        $      6,777        14.83%
         Tangible Equity                       $      7,184         16.51%        $      6,777        14.83%
         Core/Leverage Capital                 $      7,184         16.51%        $      6,777        14.83%
         Tier 1 Risk-Based Capital             $      7,184         64.02%        $      6,777        52.29%
         Total Risk-Based Capital              $      7,326         65.29%        $      6,950        54.24%

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O
         REGULATORY CAPITAL
                  The following is a reconciliation of generally accepted accounting principles (GAAP) net income and capital to regulatory capital for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association (in thousands).

                                       Net Income                Capital
                                       Year Ended                 as of
                                    December 31, 1997         December 31, 1997
                                    -----------------         -----------------
                  Per GAAP              $    332                     $ 7,185
                                        ========                     =======
                  Total Assets                                       $43,518
                  Capital Ratio                                        16.51%
                                                                       Core/          Tier 1              Total
                                      Tangible        Tangible       Leverage       Risk-Based         Risk-Based
                                       Capital         Equity         Equity          Capital            Capital
                                       -------         ------         ------          -------            -------

         Per GAAP                    $    7,185     $    7,185       $   7,185      $    7,185         $   7,185
         Assets required
             to be added
               Unrealized Loss
                 on Securities
                 Available-
                 for-Sale                     1              1               1               1                 1
               General valuation
                 allowance                    -              -               -               -               142
                                     ----------     ----------       ---------      ----------         ---------
         Regulatory capital
             measure                 $    7,184     $    7,184       $   7,184      $    7,184         $   7,326
                                     ==========     ==========       =========      ==========         =========
         Adjusted total
             assets                  $   43,517     $   43,517       $  43,517
                                     ==========     ==========       =========
         Risk-weighted
             assets                                                                 $   11,221         $  11,221
                                                                                    ==========         =========

         Capital Ratio                    16.51%         16.51%           16.51%         64.02%            65.29%

         Required Ratio                    1.50%          2.00%            3.00%          4.00%             8.00%
                                          =====          =====            =====          =====             =====

         Required Capital            $      653                       $   1,306                        $     898
                                     ==========                       =========                        =========

         Excess Capital              $    6,531                       $   5,878                        $   6,428
                                     ==========                       =========                        =========

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


NOTE Q
         EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

                  During 1996, Algiers Bancorp, Inc. sponsored an employee stock ownership plan that covers all employees of Algiers Homestead Association who have completed one year of service and have attained the age of 21. The Association may contribute to the Plan such amount as shall be determined by the Association. All dividends received by the ESOP are either used to pay debt service or credited to the participant accounts at the discretion of the administrator. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The shares pledged as collateral are reported as unearned ESOP shares in the statements of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $70,311 for 1997. The ESOP shares as of December 31, 1997 were as follows:

Allocated Shares ...............................................           2,592
Shares Released for Allocation .................................           5,954
Unreleased Shares ..............................................          43,296
                                                                        --------

Total ESOP Shares ..............................................          51,842

Fair Value of Unreleased Shares at December 31, 1997 ...........        $726,000
                                                                        ========

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

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE R
         RECOGNITION AND RETENTION PLAN
                  On July 18, 1997, the Associated established a Recognition and Retention Plan as an incentive to retain personnel of experience and ability in key positions. The Association approved a total of 25,921 shares of stock to be acquired for the plan. As of December 31, 1997, no shares have been acquired nor awarded.

                  Plan share awards are earned by recipients at a rate of 20% of the aggregate number of shares covered by the plan over five years. If the employment of an employee or service as a non-employee director is terminated prior to the fifth anniversary of the date of grant of plan share award for any reason, the recipient shall forfeit the right to any shares subject to the award which have not been earned. The total cost associated with the plan is based on the market price of the stock as of the date on which the plan shares were granted. For 1997, compensation expense pertaining to the Recognition and Retention plan was $0 as no shares were granted.

                  As shares are acquired for the plan, the purchase price of these shares is recorded as unearned compensation, a contra equity account. As the shares are distributed, the contra equity account is reduced.

NOTE S
         STOCK OPTION PLAN
                  In 1997, the Association adopted a stock option plan for the benefit of directors, officers, and other key employees. The number of shares of common stock reserved for issuance under the stock option plan was equal to 64,802 shares, or ten percent, of the total number of shares of common shares sold in the Association's initial public offering of its common stock. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

                  The stock option plan also permits the granting of Stock Appreciation Rights ("SAR's"). SAR's entitle the holder to receive, in the form of cash or stock, the increase in the fair value of Company stock from the date of grant to the date of exercise. No SAR's have been issued under the plan.

                  The following table summarizes the activity related to stock options:

                                         Exercise        Available       Options
                                           Price          for Grant    Outstanding
                                           -----          ---------    -----------
At Inception ......................       $  --             64,802          --
Granted ...........................                           --            --
Canceled ..........................                           --            --
Exercised .........................                           --            --
                                                           -------        ------

At December 31, 1997 ..............                         64,802          --
                                                           =======        ======

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE T
         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
                  In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and stand-by letters of credit which are not reflected on the Association's financial statements. Management does not anticipate any material loss as a result of these transactions. Commitments to extend credit totaled approximately $62,000 on one to four family mortgage loans, and stand-by letters of credit totaled $40,000 at December 31, 1997.

                  The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and stand-by letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Association 's Statement of Financial Conditon.

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

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE U
         DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
                  On January 1, 1995, the Association adopted FAS 107, "Disclosures about Fair Value of Financial Instruments," which requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate the value. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rates. Because assumptions are inherently subjective in nature, the estimated fair values cannot be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values would not necessarily be realized in an immediate sale or settlement of the instrument. The disclosure requirements of FAS 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent management's estimation of the underlying value of the Association.

                  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

                  The  carrying  amount  of  cash  and  short-term   investments
         approximate the fair value. For investment securities, the fair value is based on quoted market prices.

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

                  Estimated fair values of the financial instruments are as follows (in thousands):

                                                            December 31, 1997
                                                         Carrying          Fair
                                                          Amount           Value
                                                          ------           -----
Financial Assets
  Cash and Short-Term Investment ...............         $ 2,555         $ 2,555
  Investment Securities ........................           4,093           4,087
  Loans and Mortgage Backed Securities .........          37,643          34,868

Financial Liabilities
  Deposits .....................................         $35,534         $35,661


                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE V
         CONVERSION FROM A MUTUAL TO A STOCK ASSOCIATION
                  On July 8, 1996, Algiers Homestead Association converted from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association known as "Algiers Homestead Association" (the Association). The Association issued and sold 1000 shares of stock at $.01 per share to Algiers Bancorp to become the wholly-owned subsidiary of Algiers Bancorp. The Association received net proceeds from the sale of this stock of
         $3,055,245. The costs associated with the stock conversion was approximately $370,000. The amount of retained earnings initially reserved for a "liquidation account" is approximately $4,117,000 which is the amount of retained earnings at March 31, 1996. This is the retained earnings as of the latest date shown in the prospectus as per the plan of conversion.

NOTE W
         CONCENTRATION OF CREDIT RISK
                  All of the Association's loans and commitments have been granted to customers in the greater New Orleans area.

                  The Association also had deposits in another well capitalized financial institution which exceed the federally insured limits by $376,000.

NOTE X
         DIVIDEND DECLARED
                  On December 16, 1997, the board of directors of Algiers Bancorp declared a $.05 per share dividend to stockholders of record at January 3, 1998 to be payable on January 16, 1998. The total dividend payable recorded is $31,000.

NOTE Y
         STOCKHOLDERS' EQUITY

                  Common Stock - Par value $.01; 10,000,000 shares authorized, 648,025 shares issued and 614,624 are outstanding as of December 31, 1997.

                  Preferred Stock - Par value $.01; 5,000,000 shares authorized, 0 shares issued and outstanding in 1997.

                  Treasury Stock - Par value $.01; 33,901 shares at December 31, 1997.

NOTE Z
         EARNINGS PER COMMON SHARE
                  Earnings per share are computed using the weighted average number of shares outstanding which was 574,423 in 1997. Common stock dividends of $.05 per share were paid on January 16, 1998 to stockholders of record as of January 3, 1998.

                      ALGIERS BANCORP, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE AA
         SAIF ASSESSMENT
                  The deposits of the Association are currently insured by the SAIF, which is a federal deposit insurance fund that covers SAIF member institutions. On September 30, 1996, legislation was passed which required all SAIF member institutions to pay a one time special assessment to recapitalize the SAIF. The one-time special assessment for the Association amounted to $241,000. Net of related tax benefits the one-time special assessment amounted to $159,000 or $.26 per share. The payment of such special assessment had the effect of immediately reducing the Association's capital by such amount. Nevertheless, the assessment did not have a material adverse effect on the Association.


NOTE BB
         COMMITMENTS AND CONTINGENCIES
                  The Association is currently involved in litigation concerning a labor and personnel dispute, which has not yet been resolved. As of the date of this report, it is not possible to determine the outcome of this dispute; however, management and the Association's legal counsel believe that any outcome would have an insignificant impact on the Association's financial statements.

                              ALGIERS BANCORP, INC.
                             CONDENSED BALANCE SHEET
                           December 31, 1997 and 1996
                             (Dollars in Thousands)


                                                                  December 31,
                                                              ------------------
                                                               1997        1996
                                                              ------      ------
ASSETS

Cash and Cash Equivalents                                     $  879      $1,025
Investments Available-for-Sale - at Fair Value                     2         476
Loans Receivable                                                 116        --
Mortgage-Backed Securities - Available-for-Sale -
    at Fair Value                                                841       1,048
Investment in Subsidiaries                                     7,341       3,038
ESOP Loan Receivable                                             455         518
Due from Subsidiaries                                           --             7
Accrued Interest Receivable                                       10          33
Fixed Assets                                                      21        --
Deferred Tax Asset                                              --             1
                                                              ------      ------

          Total Assets                                        $9,665      $6,146
                                                              ======      ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Due to Subsidiary                                             $   51      $   20
Dividends Payable                                                 31          32
Deferred Tax Liability                                             4        --
Advance Payments for Taxes & Insurance                            19        --
Income Tax Payable                                                17          21
                                                              ------      ------

          Total Liabilities                                      122          73
                                                              ------      ------

Total Stockholders' Equity                                     9,543       6,073
                                                              ------      ------


          Total Liabilities and Stockholders' Equity          $9,665      $6,146
                                                              ======      ======

                              ALGIERS BANCORP, INC.
                            STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                          For The           For The Six
                                                        Year Ended         Months Ended
                                                       December 31,         December 31,
                                                           1997                1996
                                                      ----------------   ----------------
Mortgage-Backed Securities                                   $  75              $   4
ESOP Loan                                                       41
Investment Securities                                           57                 31
Loans and Fees                                                  13                 21
                                                             -----              -----

       Total Interest Income                                   186                 56
                                                             -----              -----


Income (Loss) in Subsidiary-Algiers Homestead
    Association                                                332                (39)
Loss in Subsidiary-Jefferson Community Lending                (179)                (7)
Miscellaneous Income                                            10                  3
                                                             -----              -----

       Total Non-Interest Income                               163                (43)
                                                             -----              -----


General and Administrative                                     122                  5
                                                             -----              -----


INCOME TAX EXPENSE                                             227                  8

                                                                16                 18
                                                             -----              -----


                                                             $ 211              $ (10)
                                                             =====              =====

                              ALGIERS BANCORP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                     For The        For The Six
                                                                    Year Ended      Months Ended
                                                                    December 31,    December 31,
                                                                       1997             1996
                                                                   -------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income (Loss)                                                 $   211      $   (10)
    Adjustments to Reconcile Net Income (Loss) to Net
      Cash (Used in) by Operating Activities:
        Increase in Due to Subsidiaries                                    31           20
        Decrease (Increase) in Accrued Interest Receivable                 23          (33)
        Decrease (Increase) in Due from Subsidiaries                        7           (7)
        Increase in Advance Payments for Taxes & Insurance                 19         --
        (Decrease) Increase in Income Tax Payable                          (4)          21
        Decrease (Increase) in Deferred Income Taxes                        5           (2)
                                                                      -------      -------

           Net Cash Provided by (Used in) Operating Activities            292          (11)
                                                                      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
    Increase in Loans Receivable - Net                                   (116)        --
    Purchases of Investment Securities - Available-for-Sale                (2)        (474)
    Maturities of Investment Securities - Available-for-Sale              476         --
    Purchases of Mortgage-Backed Securities - Available-for-Sale         --         (1,058)
    Maturities of Mortgage-Backed Securities - Available-for-Sale         207           12
    Investments in Subsidiaries                                        (4,303)      (3,038)
                                                                      -------      -------

           Net Cash (Used in) Investing Activities                     (3,738)      (4,558)
                                                                      -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of Common Stock                                                 --              6
    Contribution of Additonal Paid-in Capital                           3,346        6,108
    Dividends Paid                                                       (112)        --
    Loan to Subsidiary for ESOP                                          --           (518)
    Repayments of ESOP Loan                                                64         --
                                                                      -------      -------

           Net Cash Provided by Financing Activities                    3,298        5,596
                                                                      -------      -------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                          (148)       1,027

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                           1,027         --
                                                                      -------      -------

CASH AND CASH EQUIVALENTS - END OF YEAR                               $   879      $ 1,027
                                                                      =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
      Cash Paid During the Year for:
        Interest                                                      $  --        $  --
        Income Taxes                                                  $    45      $  --

                               BOARD OF DIRECTORS
                              ALGIERS BANCORP, INC.
                             NEW ORLEANS, LOUISIANA

Thomas M. Arnold, Sr.
         Assessor, Orleans Parish

Thu Dang
         Travel Agent
         Self - employed

John H. Gary, III
         Convention Promoter
         Self - employed

Hugh E. Humphrey, Jr.
         Algiers Homestead Association
         Chairman of the Board
         President and
         Chief Executive Officer

Hugh E. Humphrey, III
         Algiers Homestead Association
         Secretary and Treasurer

                          ALGIERS HOMESTEAD ASSOCIATION
                             New Orleans, Louisiana

EXECUTIVE OFFICERS                          CORPORATE OFFICE
------------------                          ----------------

Hugh E. Humphrey, Jr.                       # 1 Westbank Expressway
Chairman of the Board                       Post Office Box 6308
President and                               New Orleans, LA 70174-6308
Chief Executive Officer                     504-367-8222   504-367-8223 (FAX)

Dennis J. McCluer                           BANKING OFFICES
Vice President and
Chief Operating Officer                     # 1 Westbank Expressway
                                            New Orleans, LA 70114
Hugh E. Humphrey, III                       504-367-8222   504-367-8223 (FAX)
Secretary and Treasurer
                                            2021 Carol Sue Avenue
Francis M. Minor, Jr.                       Terrytown, LA  70056
Chief Financial Officer                     504-362-4567   504-362-9145 (FAX)